UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
ADVANCED DRAINAGE SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Letter to Stockholders

June 9, 2022

Dear Stockholder:
I cordially invite you to attend via webcast the 2022 Annual Meeting of Stockholders of Advanced Drainage Systems, Inc. (the “Company,” “we” or “our”), which will be held on Thursday, July 21, 2022 at 10:00 a.m., Eastern Time. This year’s Annual Meeting will be a virtual meeting of stockholders, which means that you will be able to participate in the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/WMS2022. You will not be able to attend the Annual Meeting in person.
Details of the business to be conducted at the Annual Meeting are provided in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, which you are urged to read carefully. If you participate in the Annual Meeting via the live webcast at www.virtualshareholdermeeting.com/WMS2022, you may revoke your proxy and vote during the Annual Meeting, even if you have previously submitted a proxy.
We have elected to take advantage of Securities and Exchange Commission (“SEC”) rules that allow us to furnish proxy materials to certain stockholders on the Internet. On or about the date of this letter, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders of record at the close of business on May 27, 2022. At the same time, we provided those stockholders with access to our online proxy materials and filed our proxy materials with the SEC. We believe furnishing proxy materials to our stockholders on the Internet will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. If you have received the Notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained in the Notice.
Stockholders of record at the close of business on May 27, 2022 are entitled to vote at the 2022 Annual Meeting. Regardless of the number of shares you own, your vote is important. I urge you to vote as soon as possible by telephone, the Internet or by signing, dating and returning the enclosed proxy card by mail, even if you plan to attend the meeting via webcast.
Your continuing interest in our Company is greatly appreciated.

Very truly yours,

D. Scott Barbour
President and Chief Executive Officer
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ADVANCED DRAINAGE SYSTEMS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on July 21, 2022
The Annual Meeting of Stockholders of Advanced Drainage Systems, Inc. (the “Company”) will be held on Thursday, July 21, 2022 at 10:00 a.m., Eastern Time. This year’s Annual Meeting will be a virtual meeting of stockholders.
The purposes of the meeting are:
1.To elect, as described in the proxy statement, four Class II directors and four Class III directors nominated for a term to expire at the 2023 Annual Meeting;
2.To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending on March 31, 2023;
3.To hold a non-binding advisory vote on the compensation for the Company’s named executive officers, as disclosed in the proxy statement;
4.To hold a non-binding advisory vote on whether a non-binding advisory vote on the compensation for the Company’s named executive officers should be held every one, two or three years;
5.To approve the Employee Stock Purchase Plan (the “ESPP”); and
6.To consider and act upon such other matters as may properly be brought before the meeting, or any adjournment or postponement thereof.
These matters are more fully described in the proxy statement. The Board recommends that you vote “FOR ALL” of the nominated directors, “FOR” the ratification of the Company’s independent registered public accounting firm, “FOR” the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers, “ONE YEAR” with respect to how frequently a non-binding stockholder advisory vote on the compensation of the Company’s named executive officers should occur and “FOR” the proposal to approve the ESPP. The Board knows of no other matters at this time that may be properly brought before the meeting.
Stockholders of record at the close of business on May 27, 2022 are entitled to notice of, and to vote at the Annual Meeting and any subsequent adjournments or postponements. A list of these stockholders will be available for inspection for 10 days preceding the Annual Meeting at our corporate headquarters, 4640 Trueman Boulevard, Hilliard, Ohio 43026. We will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about June 9, 2022 to stockholders of record at the close of business on May 27, 2022. The Notice contains instructions on how to access our proxy statement, our fiscal year 2022 Annual Report to Stockholders and the form of proxy on the Internet, as well as instructions on how to request a paper copy of the proxy materials.
It is important that your common shares be represented at the Annual Meeting whether or not you are personally able to attend via webcast. Our proxy tabulator, Broadridge Financial Solutions, Inc., must receive your proxy card no later than 11:59 p.m., Eastern Time on July 20, 2022.
Please read carefully the sections in the proxy statement on attending via webcast and voting at the Annual Meeting to ensure that you comply with these requirements.
Important Notice Regarding the Availability of Proxy Materials for Stockholder Meeting to be held on July 21, 2022: The proxy statement and our annual report on Form 10-K for fiscal year 2022 are available at www.proxyvote.com.

By Order of the Board of Directors

Scott A. Cottrill
Corporate Secretary
Hilliard, Ohio
June 9, 2022
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TABLE OF CONTENTS

Page
Letter to Stockholders	i
Notice of Annual Meeting of Stockholders	ii
Proxy Statement	1
Questions and Answers About This Proxy Statement and the Annual Meeting	1
FISCAL YEAR HIGHLIGHTS	4
Business Performance/Fiscal Year Achievements	4
ESG Strategic Initiatives	4
CORPORATE GOVERNANCE	5
Corporate Governance Highlights	5
Proposal One: Election of Directors	5
Directors Not Up for Re-Election	8
Board Oversight Responsibilities	9
Board Independence	9
Director Skills, Qualifications and Experience	10
Board Diversity and Renewal	11
Board and Director Evaluation Process	11
Review of Director Nominees	11
Board Meetings and Attendance	12
Committees of the Board	12
Board Leadership	15
Director Compensation	15
Director Stock Ownership Policy	17
Directors' Service on Other Public Boards	17
Engagement with Stockholders and Governance Improvements	17
Sustainability Oversight	17
Certain Information Regarding our Directors and Nominees	18
Corporate Governance Guidelines	18
Majority Voting Standard for Directors	18
Codes of Business Conduct and Ethics	19
How You May Communicate with Directors	19
COMPENSATION DISCUSSION AND ANALYSIS	20
Certain Information Regarding Our Executive Officers	20
Executive Compensation Highlights – Fiscal Year 2022	21
Named Executive Officers	23
Executive Compensation Program Overview	23
Benefits and Executive Perquisites	35
Other Executive Compensation Policies and Practices	37
Accounting and Tax Considerations	38
Compensation and Management Development Committee Report	38
Compensation Outcomes for 2022	39
AUDIT COMMITTEE MATTERS	52
Proposal Two: Ratification of the Appointment of Deloitte & Touche LLP as the Company's Independent Registered Public Accounting Firm for Fiscal Year 2023	52
Other Independent Registered Public Accounting Firm Information	53
Report of the Audit Committee	54
STOCK OWNERSHIP INFORMATION	55
Security Ownership of Certain Beneficial Owners and Management	55
Equity Compensation Plan Information	56
Certain Relationships and Related-Party Transactions	56
Delinquent Sections 16(A) Reports	57
Proposal Three: Advisory Vote on Executive Compensation	57
Proposal Four: Advisory Vote on the Frequency of Holding an Advisory Vote on Executive Compensation	58
Proposal Five: Approval of Employee Stock Purchase Plan	59
STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING	63
Miscellaneous	63
- iii -

PROXY STATEMENT
Advanced Drainage Systems, Inc. (which we refer to as “we,” “us,” “our,” “ADS” or the “Company”) is furnishing this proxy statement in connection with the solicitation by our Board of Directors (our “Board”) of proxies to vote at the Annual Meeting of Stockholders, to be held via webcast on July 21, 2022 (the “Annual Meeting” or the “2022 Annual Meeting”), or at any adjournment or postponement thereof. A copy of this proxy statement, the proxy card and our Annual Report for the fiscal year ended March 31, 2022 can be found at the web address www.proxyvote.com. We will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about June 9, 2022 to stockholders of record at the close of business on May 27, 2022. The Notice contains instructions on how to access our proxy statement, our fiscal year 2022 Annual Report to Stockholders and the form of proxy on the Internet, as well as instructions on how to request a paper copy of the proxy materials. We first sent these proxy materials to our stockholders on or about June 9, 2022.
References in this proxy statement to the Company’s “2022 Annual Meeting” and “2023 Annual Meeting” shall mean the annual meeting of stockholders to occur following each of the fiscal years ended March 31, 2022 and 2023, respectively.
QUESTIONS AND ANSWERS ABOUT
THIS PROXY STATEMENT AND THE ANNUAL MEETING
Who is soliciting my proxy with this Proxy Statement?
The Company is soliciting your proxy in connection with the Company’s 2022 Annual Meeting.
Where and when will the meeting be held?
This year’s meeting will be held on July 21, 2022 and will begin at 10:00 a.m. (Eastern Time). The 2022 Annual Meeting will be held only by means of a live webcast.
What if I wish to attend the meeting?
We will be hosting the Annual Meeting live via the Internet. You will not be able to attend the Annual Meeting in person. Any stockholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/WMS2022. The webcast will start at 10:00 a.m. (Eastern Time), on July 21, 2022. Stockholders may vote and submit questions while connected to the Annual Meeting on the Internet.
Instructions on how to connect and participate in the Annual Meeting, including how to demonstrate proof of ownership of our common shares, are posted at www.virtualshareholdermeeting.com/WMS2022. If you do not have your 16-digit control number that is printed in the box marked by the arrow on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials), you will only be able to listen to the Annual Meeting.
What will be voted on at the meeting?
At the Annual Meeting, stockholders will be asked to (i) approve the election of four Class II directors (Messrs. Eversole, Fischer and Haney and Ms. Chaibi) and four Class III directors (Messrs. Jones, Perez de la Mesa and Seetharam, and Ms. Gast) nominated for terms to expire at the 2023 Annual Meeting, (ii) the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ending March 31, 2023, (iii) approve in a non-binding advisory capacity, the Company’s named executive officer compensation, (iv) recommend, in a non-binding advisory capacity, whether the stockholder vote to approve the compensation of our named executive officers should occur every one, two or three years (v) approve the ESPP and (vi) to transact such other business as may properly come before the 2022 Annual Meeting or any adjournment or postponement thereof.

Who is entitled to vote at the meeting?
The record date for this meeting is May 27, 2022. On that date, the Company had 84,896,721 shares of common stock (“Common Stock”) outstanding. Holders of our Common Stock are entitled to one vote for each share held as of the May 27, 2022 record date. Stockholders may not cumulate votes in the election of directors.
If I am a stockholder of record of Common Stock, how do I vote?
If your shares of Common Stock are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC, you are considered the stockholder of record with respect to those shares and you may cast your vote by any one of the following ways:
•By Telephone: Call 1-800-690-6903: You can use any touch-tone telephone. Have your proxy card or Notice of Internet Availability of Proxy Materials in hand when you call and follow the instructions.
•Over the Internet: Go to www.proxyvote.com: You can use the Internet 24 hours a day to transmit your voting instructions. Have your proxy card or Notice of Internet Availability of Proxy Materials in hand when you access the web site and follow the instructions.
•By Mail: If you received a printed copy of the proxy materials, you may submit your vote by completing, signing and dating your proxy card and returning it in the prepaid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.
If I am a beneficial owner of shares of Common Stock held in street name, how do I vote?
If your shares of Common Stock are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name.” The organization holding your account is considered the stockholder of record for purposes of voting at the 2022 Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. If you request printed copies of these proxy materials by mail, you will receive a voting instruction form.
If I am a participant in the Advanced Drainage Systems, Inc. Retirement and Stock Ownership Plan, how do I vote?
If you are a participant in the Advanced Drainage Systems, Inc. Retirement and Stock Ownership Plan and its related trust (the “KSOP”), you have the right to instruct the administrative trustee of the KSOP (the “KSOP Trustee”), to vote the shares of KSOP Common Stock allocated to your KSOP account and held by the KSOP Trustee as indicated on the proxy card for the election of Directors and on the Board of Directors proposals listed; and, at their discretion, on such other matters as may properly come before the meeting. If no instructions are given or if your voting instructions are not received on or before 11:59 P.M. ET on July 15, 2022, the cut-off date for purposes of providing voting instructions for the KSOP Common Stock, the KSOP Trustee will vote the uninstructed shares of the KSOP Common Stock in proportion to the instructions received from other KSOP participants, provided that such voting is not contrary to the Employee Retirement Income Security Act of 1974, as amended.
What if I want to change my vote?
If you want to change your vote, you may revoke your proxy by:
•Submitting your vote at a later time via the Internet or telephone prior to the 2022 Annual Meeting;
•Submitting a properly signed proxy card with a later date that is received at or prior to the Annual Meeting; or
•Providing notice in writing before the meeting to: Secretary, Advanced Drainage Systems, Inc., 4640 Trueman Boulevard, Hilliard, Ohio 43026 USA.

What if I submit a proxy without giving specific voting instructions?
If you properly submit a proxy without giving specific voting instructions, the individuals named as proxies on the proxy card will vote your shares:
•FOR the election of the eight nominees for Director named on page 6.
•FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ending March 31, 2023.
•FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers.
•FOR submitting the advisory vote on compensation of our named executive officers to the stockholders every year.
•FOR the approval of the ESPP.
•In accordance with the best judgment of the individuals named as proxies on the proxy card on any other matters properly brought before the Annual Meeting.
Will my shares be voted if I do not provide my proxy?
If you are a registered stockholder and do not submit a proxy, you must attend the meeting via webcast in order to vote your shares.
If you hold shares in “street name,” your shares may be voted on certain matters even if you do not provide voting instructions to your bank or broker. Banks and brokers have the authority under the rules of the New York Stock Exchange (“NYSE”) to vote shares for which their customers do not provide voting instructions on certain routine matters. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is considered a routine matter for which banks and brokers may vote without specific instructions from their customers. You must provide voting instructions to your bank or broker for your shares to be voted on all other matters presented at the 2022 Annual Meeting.
If you are a participant in the KSOP and do not instruct the KSOP Trustee to vote the shares allocated to your KSOP account, or if your voting instructions are not received by the deadline shown on the enclosed voting instruction form, the KSOP Trustee will vote the uninstructed shares of the KSOP Common Stock in proportion to the instructions received from other KSOP participants, provided that such voting is not contrary to the Employee Retirement Income Security Act of 1974, as amended.
What should I do if I have questions?
If you have any questions or require any assistance with respect to instructing the trustee of the KSOP with respect to any shares of Common Stock held in the KSOP and allocated to your KSOP account, please contact Scott A. Cottrill, the Company’s corporate secretary, at (614) 658-0050.

FISCAL YEAR HIGHLIGHTS
BUSINESS PERFORMANCE/FISCAL YEAR ACHIEVEMENTS
We delivered another year of record financial performance for the fiscal year ended March 31, 2022. Despite several unique challenges, such as inflationary pressure, supply chain challenges and a shortage of available labor in both manufacturing and transportation, the teams remained focused on executing our plan and delivering exceptional results. We believe our accomplishments over the past year and our continued execution position us well for the future to deliver sustainable, long-term growth.
ESG STRATEGIC INITIATIVES
We are committed to integrating quality environmental, social and governance practices into our business, which we believe will increase the long-term sustainability and resiliency of our business model. In our daily operations, we are dedicated to promoting environmental stewardship through our products and solutions, creating a safe work environment for our employees and making a positive impact in the communities we serve. We also adhere to strong corporate governance principles by adopting best practices to strengthen our accountability and relationship of trust with our stakeholders.
We believe that a sound governance structure can serve as a solid foundation for a successful sustainability program. We have developed several key strategic initiatives in order to institutionalize our governance structure and enhance the oversight of our sustainability practices.
In fiscal year 2022, our Board established a sustainability committee to oversee our programs, policies and practices pertaining to sustainability and environmental issues. Prior to the establishment of the sustainability committee, Board oversight of our sustainability programs was supported by the ESG sub-committee, an informal sub-committee of the nominating and corporate governance committee.
In addition, we continued to make progress in fiscal year 2022 building our ESG program through the following initiatives:
•Issuing 10-year sustainability goals, the details of which can be accessed on our website. These goals are not included as part of, or incorporated by reference into, this proxy statement.
•Developing a robust Diversity, Equity & Inclusion (DE&I) strategy to further develop a diverse workforce, create an inclusive workplace, engage with external partners and support our communities;
•Partnering with The Ohio State University Sustainability Institute to support water management research, enhance student learning, and make their campus more sustainable;
•Acquiring Jet Polymer Recycling (Jet), a recycling company based in the southeastern region of the United States, to further our recycling impact;
•Joining Operation Clean Sweep®, an international program to reduce plastic resin loss into the environment;
•Continue collecting and regularly tracking data related to our environmental impacts;
•Increasing ESG-related disclosures, including increased and improved transparency about our sustainability practices in our sustainability report and website to better communicate our ESG efforts.

CORPORATE GOVERNANCE
CORPORATE GOVERNANCE HIGHLIGHTS

all directors and nominees are independent (excluding the CEO)	independent Board Chair	at least one new Director elected each of the last 6 years	five of the last six elected directors or nominees are women or ethnic minorities

diversity of skills and experiences among Board members	sunsetting classified Board structure and established majority vote standard	removal of all but one supermajority vote requirement	Sustainability Committee of the Board established
PROPOSAL ONE: ELECTION OF DIRECTORS
Director Election Process
Our business and affairs are managed under the direction of our Board. We currently have twelve directors. As previously disclosed, on May 18, 2022, Mr. Kidder, a current Class III director, notified us of his intention to not stand for re-election at the 2022 Annual Meeting and to retire from the Board effective at that time, at which time his term as a Class III director will expire. On May 18, 2022, the Board nominated Kelly S. Gast to fill the newly created vacancy resulting from Mr. Kidder’s retirement, with Ms. Gast to serve as a Class III director upon her election and qualification at the 2022 Annual Meeting. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.
Our Board is presently divided into three classes of directors, Previously, directors served staggered terms of three years each. Beginning at the 2021 Annual Meeting, directors are nominated and elected for staggered one-year terms. Our directors are currently separated into the following classes:
•Our Class I directors are D. Scott Barbour, Michael B. Coleman, Tanya Fratto and Carl A. Nelson, Jr.;
•Our Class II directors are Anesa T. Chaibi, Robert M. Eversole, Alexander R. Fischer and M.A. (Mark) Haney; and
•Our Class III directors are Ross M. Jones, C. Robert Kidder, Manuel J. Perez de la Mesa and Anil Seetharam.
The terms of our Class I directors are set to expire upon the election and qualification of successor directors at our 2023 Annual Meeting. The terms of our Class II and Class III directors are set to expire upon the election and qualification of successor directors at the 2022 Annual Meeting. At the 2023 Annual Meeting, all directors will stand for election to serve one-year terms.
Any vacancies in our classified Board will be filled by the remaining directors and the elected person will serve the remainder of the term of the class to which he or she is appointed. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.
When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our Board to satisfy their oversight responsibilities effectively in light of our business and structure, our Board focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth below. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. We also value the experience that our directors bring from their service on other boards.

2022 Nominees for Election to the Board of Directors
The Class II and III directors to be elected at the 2022 Annual Meeting will serve a term that expires at the 2023 Annual Meeting. The Board has nominated (a) Messrs. Eversole, Fischer and Haney and Ms. Chaibi for re-election as Class II directors at the 2022 Annual Meeting and (b) Messrs. Jones, Perez de la Mesa and Seetharam for re-election and Ms. Gast for election as Class III directors at the 2022 Annual Meeting. Ms. Gast's nomination as director was recommended by a third-party search firm. All of the nominees have indicated a willingness to stand for re-election and to serve if re-elected.
The following paragraphs describe the business experience and education of Messrs. Eversole, Fischer, Haney, Jones, Perez de la Mesa and Seetharam and Mses. Chaibi and Gast, who have been nominated for terms expiring at the 2023 Annual Meeting.
Anesa T. Chaibi. Anesa T. Chaibi became a director in 2020. Ms. Chaibi has served as the President and Chief Executive Officer of CoolSys, Inc., a market-leading refrigeration and HVAC service provider since October 2021. Prior to joining CoolSys, Ms. Chaibi served as an industry advisor in the Industrial and Business Services Group with Warburg Pincus, a leading global private equity firm focused on growth investing from 2019 to 2021. Prior to that role, Ms. Chaibi was the Chief Executive Officer and a director of Optimas OE Solutions, LLC a global provider of integrated supply chain solutions and engineering support, from 2016-2019. Previously, Ms. Chaibi served as President and Chief Executive Officer of HD Supply Facilities Maintenance, a division of HD Supply Holdings, Inc. (an industrial supplier), from 2005–2015. Prior to this role, Ms. Chaibi held a variety of roles of increasing responsibility within several business units at General Electric from 1989–2005. Ms. Chaibi has a B.S. in Chemical Engineering from West Virginia University and an M.B.A. from the Fuqua School of Business at Duke University. Additionally, Ms. Chaibi is an NACD Board Leadership Fellow. Ms. Chaibi has served as a director of Regal Rexnord Corporation (a global leader in the engineering and manufacturing of industrial powertrain solutions, power transmission components, electric motors and electronic controls, air moving products, and specialty electronics) since 2014. We believe that Ms. Chaibi's executive leadership experience, experience in manufacturing and corporate governance knowledge make her qualified to serve as a member of our Board.
Robert M. Eversole. Robert M. Eversole became a director in 2008. Mr. Eversole is a Managing Partner of Stonehenge Partners, Inc., a private investment capital firm and has been continuously employed as such since 2007. Prior to joining Stonehenge Partners, Mr. Eversole spent 22 years with Fifth Third Bank, most recently as President and Chief Executive Officer of Fifth Third Bank, Central Ohio, and additionally served as Regional President for Fifth Third Bancorp affiliate banks in Western Ohio, Central Florida and Ohio Valley. He also served as a member of the Fifth Third Bancorp Operating Committee. Mr. Eversole currently serves on the boards of directors for certain privately-held companies. Mr. Eversole previously served on the boards of Fifth Third Bank, Central Ohio, Fifth Third Bank, South Florida, United Retirement Plan Consultants, Inc., Red Capital Group, and currently serves in other board representation/observation roles including Davlyn Group and True North Asphalt. Mr. Eversole is a graduate of The Ohio State University and has completed a number of executive education programs. We believe that Mr. Eversole’s extensive background in private equity and commercial banking, his expertise on financial matters and his extensive leadership and management experience make him qualified to serve as a member of our Board.
Alexander R. Fischer. Alexander R. Fischer became a director in 2014. Mr. Fischer is the founder of Alex R. Fischer and Company, which offers strategic advisory services on corporate strategy, real estate development and economic development. From 2009-2021 he was the President and CEO of the Columbus Partnership, an organization of CEOs focused on civic, philanthropic, education, diversity and inclusion and economic development opportunities in Columbus, Ohio. Prior to his role at the Columbus Partnership, Mr. Fischer worked at Battelle Memorial Institute, a science and technology company, from 2002 to 2009, where he served as Senior Vice President for Business and Economic Development, Vice President of Commercialization, and Director of Technology Transfer and Economic Development. Mr. Fischer has also worked in the public sector, as Commissioner of Economic Development, Deputy Governor and the Chief of Staff for the State of Tennessee from 1997 to 2002. In the past, he has served on the boards of directors for a variety of for-profit and not-for-profit organizations, and currently serves on the boards of Nationwide Children’s Hospital (Chairman), The Ohio State University, White Oak Partners (Valuation Committee), Andelyn Biosciences and the Columbus Downtown Development Corporation (Treasurer). Mr. Fischer graduated from the University of Tennessee with a B.S. in Economics and Public Administration and also received a Master’s of Science in Urban Planning and Economic Development from the University of Tennessee. We believe that Mr. Fischer’s executive management experience, his knowledge of economic development and commercialization and the knowledge he has gained from his extensive involvement in the public policy sectors make him qualified to serve as a member of our Board.
Kelly S. Gast. Kelly Gast is director nominee in 2022. Ms. Gast is a Senior Vice President and the Chief Financial Officer for Bayer Crop Science, a division of Bayer AG, a multinational pharmaceutical and life sciences company, and one of the largest pharmaceutical companies in the world. Prior to her current role, Ms. Gast served as the Vice President of Commercial Finance for Monsanto Company from 2011 to 2018. Previously, Ms. Gast held a variety of roles in increasing responsibility within several business units at Monsanto Company, beginning in 1995. Ms. Gast has a B.A. in Economics from the University of Illinois at Champaign-Urbana and received a certified public accountant certificate. We believe that Ms. Gast’s executive leadership experience and her expertise on financial accounting matters make her qualified to serve as a member of our Board.
M.A. (Mark) Haney. M.A. (Mark) Haney became a director in 2014. Mr. Haney retired in December 2011 from Chevron Phillips Chemical Company LP, a chemical producer, where he served as Executive Vice President of Olefins and Polyolefins from January 2011 until his retirement. From 2008 to 2011, Mr. Haney served as Senior Vice President, Specialties, Aromatics and Styrenics. He also served as Vice President of Polyethylene and President of Performance Pipe. Prior to joining Chevron Phillips Chemical Company, Mr. Haney held numerous management positions with Phillips Petroleum Company. Mr. Haney attended West Texas University and majored in chemistry. We believe that Mr. Haney’s extensive executive and management experience and his understanding of the petro-chemicals industry and the raw materials used in our products make him qualified to serve as a member of our Board.
Ross M. Jones. Ross M. Jones became a director in 2018. Mr. Jones, a Managing Director at Berkshire Partners since 2000, has over 25 years of private equity experience. During Mr. Jones’ career at Berkshire, he has worked with many companies across a wide range of industries, including advising the Company over a 10-year period prior to its public offering. His prior board experience also includes serving as Chairman of the Board and Nominating & Governance Committee at Bare Escentuals, Inc. and serving as Lead Director and Chairman of the Nominating & Governance and Compensation Committees at Carter’s, Inc., as well as current or former board positions on private companies Asurion Corp., CrossFit, LLC, Melissa & Doug and Torres Unidas. Before joining Berkshire Partners, Mr. Jones worked at a start-up merchant bank, Bain & Co. and in the Investment Banking Division of Morgan Stanley & Co. Mr. Jones has a B.A. from Dartmouth College and a M.B.A. from Stanford University Graduate School of Business. We believe that Mr. Jones’ substantial business experience and extensive knowledge of financial services make him qualified to serve as a member of our Board.
Anil Seetharam. Anil Seetharam became a director in 2021. Mr. Seetharam is a Managing Director of Berkshire Partners LLC (“Berkshire”) and Stockbridge Partners LLC (“Stockbridge”), a specialized investment group affiliated with Berkshire focused on marketable securities. Mr. Seetharam joined Stockbridge in February 2007 as a member of the Stockbridge investment team and became a Managing Director in December 2014. Prior to joining Stockbridge in 2007, Mr. Seetharam was previously an associate at Berkshire, a business analyst at McKinsey & Co., a consulting firm, and a vice president at Reservoir Capital, an investment firm. We believe that Mr. Seetharam’s knowledge of public markets and private company dynamics based on his years of experience in investing in the public and private equity markets make him qualified to serve as a member of our Board.
Manuel Perez de la Mesa. Manuel J. “Manny” Perez de la Mesa became a director in 2019. Mr. Perez de la Mesa was the President and Chief Executive Officer of Pool Corporation (NASDAQ “POOL”) from 2001 until his retirement in 2018, from 1999 to 2001 he served as the President and Chief Operating Officer. Pool Corporation is global wholesale distributor of swimming pool equipment, parts and supplies, and related outdoor living products. He now serves as Vice Chairman on the board of directors. Prior to leading Pool Corporation, he gained extensive general, financial and operations management experience with a number of companies, including Watsco, Inc., Fresh Del Monte Produce B.V., International Business Machines Corp., and Sea-Land Service Inc./R.J. Reynolds, Inc. Mr. Perez de la Mesa is also Lead Director of BCPE Empire Topco, Inc., the parent company of Imperial Dade; Lead Director of BCPE Ulysses Investor L.P., the parent company of USLBM; Chairman of Bution Holdings 1, LLC, the parent company of ORS Medco; and a board member of Hamilton HoldCo, LLC, the U.S. subsidiary of the Reece Ltd. (“REH.AX”). He served on ARC Document Solutions, Inc.'s board of directors from 2004 until 2018. Mr. Perez de la Mesa holds a B.A. in Business Administration from Florida International University, a Master of Business Administration from St. John's University (NY), was licensed as a Certified Public Accountant, and also was a Certified Management Accountant. We believe Mr. Perez de la Mesa's strong industrial distribution background, strategic planning, international operations and extensive general, financial and executive management experience make him qualified to serve as a member of our Board.
Although it is anticipated that each nominee will be available to serve as a director, should any nominee be unable to serve, the proxies will be voted by the proxy holders in their discretion for another person properly designated. Each nominee recommended by the Board to stockholders was recommended to the Board by the nominating and corporate governance committee.
Recommendation of the Board
The Board unanimously recommends that you vote “FOR” the election of each of Messrs. Eversole, Fischer, Haney, Jones, Perez de la Mesa and Seetharam and Mses. Chaibi and Gast.
Vote Required
The election of directors is by majority vote of the votes cast in such election. Brokers non-votes and abstentions are not counted toward the election of directors or toward the election of individual nominees specified on the proxy and therefore, broker non-votes and abstentions shall have no effect on this proposal.
If you return a proxy card without giving specific voting instructions, then your shares will be voted “FOR” the election of Messrs. Eversole, Fischer, Haney, Jones, Perez de la Mesa and Seetharam and Messes. Chaibi and Gast.
If you hold your shares in “street name” and do not provide specific voting instructions to the bank or broker or do not obtain a proxy from such bank or broker to vote those shares, then your shares will not be voted in the election of Directors.
DIRECTORS NOT UP FOR RE-ELECTION
The following paragraphs describe the business experience and education of our Class I directors (not standing for re-election).
D. Scott Barbour. D. Scott Barbour joined us as a director, Chief Executive Officer and President in 2017. Mr. Barbour has over 25 years of experience in the industrials sector. From 1989 until 2016, he worked for Emerson Electric, a global technology and engineering company that provides solutions for customers in industrial, residential and commercial markets as President and CEO of its $4.5 billion Network Power business. Mr. Barbour was responsible for managing major multi-million dollar contract negotiations, leading and implementing a global profitability optimization program, expanding Emerson’s geographic footprint, introducing new product lines, and managing the spin-off and subsequent sale of the Network Power business, now Vertiv. During his tenure at Emerson, Mr. Barbour also held several leadership positions including Group Vice President of Emerson Climate Technologies Group, President, Emerson Climate Technologies Asia Pacific Division, and President, Emerson Climate Technologies Air Conditioning Division. In these roles, Mr. Barbour drove significant technology initiatives, increased profitability and led new product development. Mr. Barbour began his career at Colt Industries, where he worked as a product engineer. Mr. Barbour serves on the board of directors of Allison Transmission Holdings, Inc., a designer and manufacturer of vehicle propulsion solutions. Mr. Barbour is also a board member of Recreation Unlimited Farm and Fun (Recreation Unlimited) a 501(c)(3) not-for profit organization serving individuals with physical and developmental disabilities and health concerns. Mr. Barbour received his Bachelor of Science in Mechanical Engineering from Southern Methodist University and his Master of Business Administration from the Owen Graduate School of Management, Vanderbilt University. We believe that Mr. Barbour’s extensive leadership experience and substantial business qualifications make him qualified to serve as a member of our Board.
Michael B. Coleman. Michael B. Coleman became a director in 2018. Mr. Coleman is a partner at Ice Miller and serves as Partner in Charge of the firm's Government Law Group. Mr. Coleman served as Mayor of Columbus, Ohio from 2000 to 2015, the first African-American mayor and the longest-serving mayor in Columbus history. Mr. Coleman’s 25 plus years of experience in public service also includes serving as City Council President for Columbus, Ohio from 1997 to 1999 and as a member of City Council from 1992 to 1999. Prior to his term as Mayor, Mr. Coleman was a partner with the law firm of Schottenstein Zox & Dunn LLP. Mr. Coleman has received numerous national awards and is a frequent public speaker on issues involving economic development, neighborhood revitalization and environmental stewardship. Mr. Coleman has a B.S. in Political Science from the University of Cincinnati and a J.D. from the University of Dayton School of Law. We believe that Mr. Coleman’s significant legal background, his knowledge of economic development, familiarity with state and local contracting matters and his extensive involvement in the public policy sectors make him qualified to serve as a member of our Board.
Tanya D. Fratto. Tanya D. Fratto became a director in 2013. Prior to that, Ms. Fratto spent over 30 years with global industrial companies and private equity. She was Chief Executive Officer of Diamond Innovations, Inc., a world-leading manufacturer of industrial diamonds and cubic boron nitride used in oil and gas, infrastructure, automotive, aerospace, and electronics industries. In addition, she enjoyed a successful 20-year career with General Electric. Her experience has ranged from profit and loss ownership, product management and operations, to Six Sigma and supply chain management, spending time in GE Aerospace, GE Plastics, Corporate Sourcing, GE Appliances, and GE Consumer Service. Ms. Fratto holds a BS in Electrical Engineering from the University of South Alabama. She currently sits on the board of Smiths Global Plc, a global technology company; Mondi Group Plc, an international paper and packaging company; and Ashtead Group Plc, an international equipment rental company. We believe that Ms. Fratto’s extensive executive and management experience as well as her experience managing global operations and the insights gained from those experiences make her qualified to serve as a member of our Board.
Carl A. Nelson, Jr. Carl A. Nelson was appointed as a director on August 4, 2016. Mr. Nelson serves on the board of Worthington Industries, a $3 billion diversified metal processing company, where he has been the audit committee chair since 2004 and a member of the executive committee. Mr. Nelson became a director of ADS in 2016 and chairs the Compensation Committee. Mr. Nelson served on the board of Star Leasing Company, a $115 million ESOP owned company that leases semi trailers through nine facilities across seven states. His term of service on that board ended on March 19, 2018. Prior to his retirement in 2002 after 31 years of service, Mr. Nelson was a partner with Arthur Andersen, LLP, where he served as Managing Partner of the Columbus, Ohio office and was the leader of the firm’s consulting services for the products industry in the United States. Mr. Nelson has taught in the MBA and executive education programs at The Ohio State University and is a member of the Dean’s Advisory Council for the Fisher College of Business at The Ohio State University. Mr. Nelson received his B.S. in Accounting from The Ohio State University and a Masters of Business Administration from the University of Wisconsin and is a Certified Public Accountant (retired). We believe that Mr. Nelson’s public company accounting expertise and his years of experience as a business consultant on a variety of projects involving strategic planning, acquisitions, financial matters and executive coaching make him qualified to serve as a member of our Board.
BOARD OVERSIGHT RESPONSIBILITIES
The entire Board is engaged in risk management oversight. At the present time, our Board has not established a separate committee to facilitate its risk oversight responsibilities. Our Board expects to continue to monitor and assess whether such a committee would be appropriate. The audit committee assists our Board in its oversight of our risk management and the process established to identify, measure, monitor, and manage risks, in particular major financial risks. Our Board will receive regular reports from management, as well as from the audit committee, regarding relevant risks and the actions taken by management to address those risks.
BOARD INDEPENDENCE
Our common stock has been listed on the New York Stock Exchange, or NYSE, under the symbol “WMS” since July 25, 2014. Under the rules of the NYSE, independent directors must comprise a majority of our Board. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under the rules of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, our Board, or any other board committee: (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries.
In fiscal year 2022, our Board undertook a review of its composition, the composition of its committees, and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, our Board has determined that none of our directors except for Mr. Barbour has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors, other than Mr. Barbour, is “independent” as that term is defined under the rules of the NYSE.
Except as otherwise described below, our Board has determined that those directors who serve on our audit committee, compensation and management development committee and nominating and corporate governance committee satisfy the independence standards for those committees established by the rules of the NYSE and (in the case of the audit committee) the applicable SEC rules. In making this determination, our Board considered the relationships that each non- employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.
DIRECTOR SKILLS, QUALIFICATIONS AND EXPERIENCE
In our process for assessing the composition of the Board, we strive to maintain a diverse and dynamic Board that combines an appropriate mix in business, strategic, and financial skills, as well as independence, integrity and time availability.
Our directors bring a wealth of knowledge and expertise to the Board, including skills and experiences that are relevant for our strategy development and long-term sustainable performance. As illustrated in the biographical information for each of our directors, many of them have extensive leadership experience, with several of having served as CEOs of public companies and experiences in mergers and acquisitions, strategic planning, and operations. Further, several of our Board members have direct knowledge and related experience in the industrial sector both in terms of technical knowledge and in relation to the markets we operate. Additional skills and backgrounds of our directors that bring significant value to our Board include legal expertise, audit and accounting, public policy and government contracting, and international operations.

BOARD DIVERSITY RENEWAL
The nominating and corporate governance committee considers Board diversity and Board renewal as two fundamental components for ensuring dynamism and quality in the composition of the Board. We believe that diversity of viewpoints, backgrounds and experiences can improve the Board's ability to engage with management, while regular renewal and a balance of tenure at the Board can help revitalize this diversity. The nominating and corporate governance committee considers multiple aspects of diversity among directors, including professional skills and experiences, industry knowledge, subject matter expertise, gender, ethnicity and age. The director nomination process allows for the Board to design recruitment procedures that meet the Board's and the Company's strategic priorities at a given point in time. Our annual Board self-evaluation process serves as an effective mechanism for monitoring the need for Board refreshment.
BOARD AND DIRECTOR EVALUATION PROCESS
We believe that a robust Board evaluation process is critical to maintaining an effective and dynamic Board. Our nominating and corporate governance committee authorizes our Board Chair to conduct an annual evaluation of the overall performance and effectiveness of the Board and each of its members in fulfilling its duties and responsibilities, as well as to report those findings to the Board each year. In addition, each committee conducts an annual performance evaluation.
REVIEW OF DIRECTOR NOMINEES
Our nominating and corporate governance committee maintains a rigorous director nomination process, which allows us to identify potential nominees based on a set of criteria developed in accordance with our strategic needs at the time of recruitment. In identifying and evaluating director candidates, the nominating and corporate governance committee first considers the Company’s developing needs and desired characteristics of a new director, as determined from time to time by the nominating and corporate governance committee.
In the recruitment process, the nominating and corporate governance committee, with the assistance of independent advisers as needed, assesses the strategic needs of the Board in terms of backgrounds and qualifications, including the following: business, strategic, and financial skills; independence, integrity, and time availability; diversity of gender, race, and other personal characteristics; and overall experience in the context of the Board’s needs. This process is supplemental to the annual Board evaluation process and helps our Board make recruitment and succession planning decisions that sustain and improve its capacity, diversity, and independence.

BOARD MEETINGS AND ATTENDANCE
During fiscal year 2022, the Board met four times. Each Director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served. In accordance with the Company’s Corporate Governance Guidelines, the Directors are encouraged to attend the annual meetings of stockholders. 75% of our directors as of the 2021 Annual Meeting were in attendance.
COMMITTEES OF THE BOARD
Our Board has established an audit committee, a compensation and management development committee, a nominating and corporate governance committee, and an executive committee, each of which has the composition and responsibilities described below. During fiscal year 2022, the Board established a sustainability committee, which has the composition and responsibilities described below. In May of 2022 the stock repurchase committee was dissolved with authority related to stock repurchase program matters delegated to the executive committee. Our Board has adopted written charters for the audit committee, the compensation and management development committee, nominating and corporate governance committee and sustainability committee that comply with current federal law and applicable NYSE rules relating to corporate governance matters, which charters are available on our website (www.adspipe.com). Our Board may also establish from time to time any other committees that it deems necessary or desirable.
Audit Committee
Our audit committee is comprised of Messrs. Coleman, Eversole, Fischer and Mses. Chaibi and Fratto, with Mr. Eversole serving as the chairperson of the audit committee. Our audit committee met five times in fiscal year 2022. All of the members of the audit committee are financially literate and have accounting or related financial management expertise within the meaning of the rules of the NYSE. Our Board has determined that Mr. Eversole qualifies as an “audit committee financial expert,” as that term is defined under the Securities and Exchange Commission (“SEC”) rules implementing Section 407 of the Sarbanes-Oxley Act of 2002.
Our audit committee is responsible for, among other things:
•reviewing and approving the selection of our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;
•monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•reviewing the adequacy and effectiveness of our internal control policies and procedures;
•discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and
•preparing the audit committee report that the SEC requires in our annual proxy statement.
Compensation and Management Development Committee
Our compensation and management development committee is comprised of Messrs. Haney, Jones, Kidder, Nelson, and Perez de la Mesa and met five times in fiscal year 2022. Mr. Nelson is the chairperson of our compensation and management development committee. Our compensation and management development committee is responsible for, among other things:
•overseeing our compensation policies, plans, and benefit programs;
•reviewing and approving for our executive officers: the annual base salary, the annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control arrangements, and any other benefits, compensations or arrangements;
•reviewing the succession planning for our executive officers;
•preparing the compensation committee report that the SEC requires to be included in our annual proxy statement; and
•administrating our equity compensation plans.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is comprised of Messrs. Fischer, Seetharam and Kidder and Ms. Fratto and met six times in fiscal year 2022. Mr. Fischer is the chairperson of our nominating and corporate governance committee. Our nominating and corporate governance committee is responsible for, among other things:
•assisting our Board in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to our Board;
•reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board;
•overseeing the evaluation of our Board and management; and
•recommending members for each Board committee to our Board.
In identifying and evaluating director candidates, the nominating and corporate governance committee first considers the Company’s developing needs and desired characteristics of a new director, as determined from time to time by the nominating and corporate governance committee. The nominating and corporate governance committee then considers various candidate attributes, including the following: business, strategic, and financial skills; independence, integrity, and time availability; diversity of gender, race, and other personal characteristics; and overall experience in the context of the Board’s needs.
The nominating and corporate governance committee will also consider director candidates recommended by Company security holders. The nominating and corporate governance committee does not intend to alter the manner in which it evaluates a candidate for nomination to the Board based on whether or not the candidate was recommended by a Company security holder.
Security holders who wish to recommend individuals for consideration by the nominating and corporate governance committee to become nominees for election to the Board at an annual meeting of stockholders must do so by delivering not less than ninety nor more than one hundred twenty calendar days prior to the first anniversary date of the preceding year’s annual meeting a written recommendation to the nominating and corporate governance committee c/o Advanced Drainage Systems, Inc., 4640 Trueman Boulevard, Hilliard, OH 43026, Attn: Chief Executive Officer and must meet the deadlines and other requirements set forth in the Company’s Bylaws and the rules and regulations of the Securities and Exchange Commission. Based on the current date of the 2022 Annual Meeting, a proposal for the 2023 Annual Meeting must be delivered no earlier than March 23, 2023 or later than April 22, 2023 to be timely. Each written recommendation must set forth, among other information as described more fully in the Company’s Bylaws:
•the name and address of the Company security holder(s) on whose behalf the recommendation is being made;
•the class or series and number of shares of Company stock that are, directly or indirectly, owned of record or beneficially owned by such security holder(s) on whose behalf the recommendation is being made as of the date of the written recommendation;

•the proposed director candidate’s full legal name, age, business address and residential address;
•a description of the proposed director candidate’s principal occupation or employment and business experience for at least the previous five years;
•complete biographical information for the proposed director candidate;
•a description of the proposed candidate’s qualifications as a director;
•the class and number of shares of Company stock that are beneficially owned by the proposed director candidate as of the date of the written recommendation; and
•any other information relating to the proposed director candidate that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended.
Each submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.
If a proposed director candidate is recommended by a security holder in accordance with the procedural requirements discussed above, the Chief Executive Officer will provide the foregoing information to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate the proposed director’s candidacy and recommend whether the Board should nominate the proposed director candidate for election by the Company’s stockholders.
Sustainability Committee
In February 2022, our Board established a sustainability committee. Prior to the establishment of the sustainability committee, Board oversight of our sustainability programs was supported by the ESG sub-committee which was an informal sub-committee of the nominating and corporate governance committee.
Our sustainability committee is comprised of Messrs. Coleman and Seetharam and Ms. Chaibi and did not meet in fiscal year 2022, with oversight of sustainability matters supported in fiscal year 2022 by the ESG sub-committee prior to the sustainability committee’s formation. Mr. Coleman is the chairperson of our sustainability committee. Our sustainability committee is responsible for, among other things:
•Reviewing and overseeing our programs, policies, and practices pertaining to sustainability and environmental issues;
•Maintaining oversight with all applicable laws and regulations as well as voluntary reporting of our sustainability and environmental policies and programs;
•Monitoring sustainability and environmental trends and risks impacting our business activities; and
•Reviewing our annual Corporate Sustainability Report and performance against relevant external sustainability indices.
Executive Committee
Our executive committee is comprised of the Chair of the Board and the Chairperson of each of the audit, compensation and management development, nominating and corporate governance and sustainability committees. The executive committee meets between meetings of our Board, as needed, and has the power to exercise all the powers and authority of our Board with respect to matters delegated to the executive committee by our Board, except for the limitations under Section 141(c) of the Delaware General Corporation Law and/or applicable limitations under our organizational documents. The responsibilities of the former stock repurchase committee were consolidated under the executive committee in fiscal year 2022.
Stock Repurchase Committee
Our stock repurchase committee was previously comprised of Messrs. Kidder and Eversole. During fiscal 2022 the stock repurchase committee did not convene, with matters related to stock repurchases and the Company’s stock repurchase program were addressed by the full Board. In May of 2022 the stock repurchase committee was dissolved, with oversight for the Company’s stock repurchase program delegated to the Executive Committee.
BOARD LEADERSHIP
Our Board does not have a formal policy on whether the roles of Chair of our Board and Chief Executive Officer of the Company should be separate or combined and has the flexibility to decide which structure is in the best interests of our stockholders. We believe at this time that our stockholders are best served by separate Chair and CEO roles. D. Scott Barbour serves as the Chief Executive Officer, and C. Robert Kidder currently serves as the Chair of the Board. Assuming his re-election at the Annual Meeting, as previously disclosed, Robert M. Eversole will serve as Chair of the Board upon the conclusion of Mr. Kidder’s term as a director following the Annual Meeting.
A number of factors support the separate leadership structure chosen by the Board. Separate Chair and CEO roles promote balance between the Board’s independent authority to oversee the Company’s business and the CEO’s management team, which manages the business on a day-to-day basis. Separation of the Chair and CEO roles allows Mr. Barbour to focus his time and energy on operating and managing the Company and leverages the experience and perspectives of Mr. Kidder, who previously served as Lead Independent Director of the Board and currently presides over executive sessions of the Board. Separating the Chair and CEO roles fosters accountability, creates an environment that is more conducive to objective evaluation of management’s performance and enhances the effectiveness of the Board as a whole. Separating these positions allows the Chair to focus on the general policy of the Company and lead the Board in its fundamental role of providing oversight and advice while also allowing Mr. Barbour to streamline his duties as CEO and attain a comprehensive focus on the Company’s day-to-day business operations. For these reasons, having two separate positions is the appropriate leadership structure for the Company at this time.
Our Board recognizes that depending on future circumstances, other leadership models may become more suitable in addressing the interests of our stockholders. Accordingly, our Board will periodically review its leadership structure.
DIRECTOR COMPENSATION
In fiscal year 2022, with the assistance of WTW, we revised the structure of our Board compensation. Below is a summary of the structure of our Board compensation program design.
Cash Retainer
Each non-employee director receives an $85,000 annual cash retainer for their service on the Board and committees.
The chair of each committee of our Board receives an additional cash retainer. The chair of the compensation and management development committee and sustainability committee each receives an annual cash retainer of $20,000 annually and the chair of the nominating and corporate governance committee receives an annual cash retainer of $20,000. The annual cash retainer for the chair of our audit committee for serving in that capacity is $35,000. For his service as Chair of the Board and lead independent director during fiscal year 2022, Mr. Kidder was paid $90,000. None of our directors receive meeting fees in addition to these retainers.
Stock Awards and Stock in Lieu of Cash Retainer
Each non-employee director receives shares of restricted stock in an amount equal to $125,000 at the date of grant that will vest on the one-year anniversary of the grant date, subject to cancellation and forfeiture of unvested shares upon termination of service with our Board (the “Director Stock Awards”). Such shares would be issued pursuant to the 2017 Omnibus Incentive Plan.
For his service as Chair of the Board, Mr. Kidder received an amount equal to $30,000 at the date of the grant that will vest on the one-year anniversary of the grant date.
Each non-employee director is also provided the option to receive their annual cash retainer of $85,000 in the form of shares of restricted stock under the 2017 Omnibus Incentive Plan in an amount equal to $85,000 (“Stock in Lieu of Cash Awards”), subject to the same vesting parameters as the Director Stock Awards. For fiscal year 2022, Messrs. Nelson, Jones, Eversole, Fratto, Seetharam and Perez de la Mesa elected to receive Stock in Lieu of Cash Awards.
Director Stock Awards and Stock in Lieu of Cash Awards are to be made on the date of the annual meeting of the Company’s stockholders, are valued as of the grant date and are subject to forfeiture in the event that the Director ceases to serve as a Director during the one-year vesting period.
Expense Reimbursement
Non-employee directors will also continue to receive reimbursement of all reasonable travel and other expenses for attending meetings of our Board or other Company-related functions.
Fiscal Year 2022 Director Compensation
The following table summarizes the total compensation earned by each of our directors for fiscal year 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(6)	All Other Compensation ($)	Total ($)

D. Scott Barbour	—	—	—	—
Robert M. Eversole (1)	35,000	216,081	—	251,081
Tanya Fratto (2)	—	216,081	—	216,081
Alexander R. Fischer (3)	105,000	128,668	—	233,668
M.A. (Mark) Haney (2)	85,000	128,668	—	213,668
C. Robert Kidder (4)	175,000	159,520	—	334,520
Anesa T. Chaibi (2)	85,000	128,668	—	213,668
Carl A. Nelson, Jr. (5)	20,000	216,081	—	236,081
Michael B. Coleman (2)	88,333	128,668	—	217,001
Anil Seetharam (2)	—	216,081	—	216,081
Ross M. Jones (2)	—	216,081	—	216,081
Manuel J. Perez de la Mesa (2)	—	216,081	—	216,081

(1)    Represents quarterly payments of annual retainer for membership on our Board as well as chairperson of the audit committee.
(2)    Represents quarterly payments of annual retainer for membership on our Board, as well as (with respect to Mr. Coleman) a payment for his service as chairperson of the sustainability committee during February and March of 2022.
(3)    Represents quarterly payment of annual retainer for membership on our Board and for serving as chairperson of the nominating and corporate governance committee.
(4)    Represents quarterly payment of annual retainer for serving as Chair and member of our Board and serving as our lead independent director.
(5)    Represents quarterly payments of annual retainer for membership on our Board, as well as for serving as chairperson of compensation and management development committee.
(6)    Each of Messrs. Nelson, Jones, Perez de la Mesa, Seetharam and Eversole, and Ms. Fratto elected to receive shares of restricted stock in lieu of their $85,000 annual retainer paid in cash for membership on our board of directors. See above under "— Stock Awards and Stock in Lieu of Cash Retainer." The number of shares of common stock granted in lieu of cash compensation will be based on the aggregate grant date fair value of our common stock computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. These awards will be made on the date of the annual meeting of the Company's stockholders. The awards will be valued as of the grant date and will vest on the one-year anniversary of the grant date.

Compensation Committee Interlocks and Insider Participation
There are no interlocking relationships between any member of our compensation and management development committee and any of our executive officers that require disclosure under the applicable rules promulgated under the federal securities laws.
DIRECTOR STOCK OWNERSHIP POLICY
To encourage equity ownership among non-employee directors, our Board has adopted stock ownership guidelines applicable to all non-employee directors. Under the stock ownership guidelines, each non-employee director is expected to own Common Stock having a value of at least three times their annual cash retainer. The non-employee directors have five years from the later of the completion of our IPO or the date of their election to fulfill this ownership requirement. The stock ownership guidelines require each non-employee director to retain all shares received, net of shares sold for tax purposes, until the ownership requirements are met.
DIRECTORS' SERVICE ON OTHER PUBLIC BOARDS
After first becoming a director of the Company, without the specific approval from the Board, no director may accept an invitation to serve on another public company board or any committee thereof. No director may sit on the board of any competitor of the Company in its principal lines of business to the extent that any such service would constitute a violation of U.S. antitrust law.
As part of our annual Board evaluation process described above, we regularly review each director's ability to continue to contribute to the Board considering other commitments. Based on our assessment, we believe that our directors’ other commitments do not prevent them from sufficiently fulfilling their duties at our Board.
ENGAGEMENT WITH STOCKHOLDERS AND GOVERNANCE IMPROVEMENTS
Our commitment to good governance practices extends to building trusting relationships and partnerships with our stockholders through continued engagement and accountability.
Our engagement with our stockholders serves a crucial role in preserving a robust and effective corporate governance program that serves their long-term interests and positions us for sustainable growth. We engage with our stockholders regularly to understand their perspective and to ensure that our practices are aligned with expectations. Over the past year, we continued to engage with investors around the effectiveness and development of our corporate governance program and our sustainability efforts.
As a result of our internal review of our governance practices and the feedback we received during outreach to investors, we implemented enhancements to our corporate governance program, including declassification of the Board and reducing the supermajority vote requirements for certain charter and bylaws changes. We also adopted a majority vote standard for uncontested director elections (with a plurality carve-out for contested elections). We continue to value the views of our stockholders as we strive for continuous improvement across our corporate governance practices and processes.
SUSTAINABILITY OVERSIGHT
We previously established an informal sub-committee of the nominating and corporate governance committee that was referred to as the ESG sub-committee, chaired by Mr. Fischer and with participation from other members of the Board, including Messrs. Coleman and Barbour, to develop and review ADS’ corporate citizenship and sustainability programs as well as our environmental, employee health & safety, and business ethics policies. In fiscal 2022, the ESG sub-committee conducted quarterly reviews of the Company’s diversity, equity, and inclusion (DE&I) strategy, actions, and metrics. In February of 2022 the Board established a separate sustainability committee as described above under “COMMITTEES OF THE BOARD – Sustainability Committee.” The sustainability committee periodically reviews the Company’s sustainability strategy and performance, including, but not limited to, material environmental and social trends and related long- and short-term Company impacts, as well as the Company’s environmental and sustainability reporting and disclosure practices.
As discussed above, with the support and guidance of the ESG sub-committee, and commencing in fiscal year 2023 the sustainability committee, we have taken important steps to set the foundation for an effective oversight of our sustainability practices, including the establishment of processes for collecting and regularly tracking data related to our environmental impacts, our review and selection of sustainability reporting standards, and the creation of business-oriented key performance indicators in alignment with best practice standards.
CERTAIN INFORMATION REGARDING OUR DIRECTORS AND NOMINEES
The name and age of each director and nominee and the positions held by each of them as of the date of this proxy statement are as follows:

Name	Age	Class	Position(s)
D. Scott Barbour	60	Class I	Director, President and Chief Executive Officer
Anesa T. Chaibi	56	Class II	Director
Michael B. Coleman	67	Class I	Director
Robert M. Eversole	60	Class II	Director
Alexander R. Fischer	55	Class II	Director
Tanya Fratto	61	Class I	Director
Kelly S. Gast (1)	55	Class III	Director
M.A. (Mark) Haney	67	Class II	Director
Ross M. Jones	57	Class III	Director
C. Robert Kidder (2)	77	Class III	Chair of the Board of Directors, Director
Carl A. Nelson, Jr.	77	Class I	Director
Manuel J. Perez de la Mesa	65	Class III	Director
Anil Seetharam	43	Class III	Director

(1)    Ms. Gast is a nominee for election at the Annual Meeting and is not a current member of our Board.
(2)    Mr. Kidder will not stand for re-election at the Annual Meeting.
CORPORATE GOVERNANCE GUIDELINES
The Board has adopted Corporate Governance Guidelines, which provide the framework for the governance of our Company. Our Board reviews our Corporate Governance Guidelines at least annually. From time to time, the Board may revise our Corporate Governance Guidelines to reflect new regulatory requirements and evolving corporate governance practices. A copy of our Corporate Governance Guidelines is available on our website at www.adspipe.com.
MAJORITY VOTING STANDARD FOR DIRECTORS
In response to growing investor concern about the lack of accountability inherent in plurality voting, and in an effort to increase the accountability of each director to the Company’s stockholders, the Company’s Bylaws were amended in 2020 to implement a majority voting standard for director elections, effective immediately following the 2021 Annual Meeting. Accordingly, in uncontested elections, an incumbent director nominee that receives more votes “AGAINST” than “FOR” his or her election must promptly tender a resignation to the Board. Upon receipt of a tendered resignation, the Board will decide whether to accept or reject the resignation, and must publicly disclose its decision within ninety (90) days of the date of the election. If a director’s resignation is not accepted by the Board, such director will continue to serve on the Board until the next annual meeting and until his or her successor is duly elected or until his or her earlier resignation, removal or death. Under our majority voting standard, a director nominee in an uncontested election that is not an incumbent director and that receives more “AGAINST” votes than “FOR” votes will not be elected as a director of the Company (with abstentions and broker non-votes not counted as a vote cast either for or against that director’s election).
In contested elections, where the number of nominees exceeds the number of seats on the Board up for election, the plurality voting standard will continue to apply and the nominees receiving the most “FOR” votes will be elected as directors.

CODES OF BUSINESS CONDUCT AND ETHICS
Our Board has established a Code of Ethics for Senior Executive and Financial Officers that applies to our senior executive and financial officers, including our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions. We also maintain a Code of Business Conduct and Ethics that governs all of our directors, officers and employees. A copy of the Code of Ethics for Senior Executive and Financial Officers and the Code of Business Conduct and Ethics are available on our website at www.adspipe.com. We will promptly disclose any future amendments to these codes on our website, as well as any waivers from these codes for executive officers and directors. Copies of these codes will also be available in print from our Corporate Secretary, without charge, upon request.
HOW YOU MAY COMMUNICATE WITH DIRECTORS
Security holders and other interested parties wishing to communicate with the Board or an individual director may send a written communication to the Board or such director, c/o Advanced Drainage Systems, Inc., 4640 Trueman Boulevard, Hilliard, OH 43026, Attn: Chief Executive Officer.
Each communication will be screened by the Company’s Chief Executive Officer to determine whether it is appropriate for presentation to the Board or such director. Communications determined by the Company’s Chief Executive Officer to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis. Any communications that concern questionable accounting or auditing matters involving the Company will be handled in accordance with the terms of the Company’s code of ethics.

COMPENSATION DISCUSSION AND ANALYSIS
CERTAIN INFORMATION REGARDING OUR EXECUTIVE OFFICERS
The name and age of each non-director executive officer and the positions held by each of them as of the date of this proxy statement are as follows:

Name	Age	Position(s)
Scott A. Cottrill	56	Executive Vice President, Chief Financial Officer and Secretary
Robert M. Klein	59	Executive Vice President, Market Management
Roy E. Moore, Jr.	65	Executive Vice President
Kevin C. Talley	50	Executive Vice President and Chief Administrative Officer
Darin S. Harvey	52	Executive Vice President, Supply Chain
Brian W. King	53	Executive Vice President, Product Management and Marketing
Thomas J. Waun, Sr.	55	Senior Vice President, International
Michael G. Huebert	50	Senior Vice President, Sales
Executive Officers who are not Directors
Scott A. Cottrill joined us in November 2015 and serves as Executive Vice President, Chief Financial Officer and Secretary. Mr. Cottrill came to the Company with extensive financial reporting, accounting and corporate finance experience. He currently oversees our finance, business development, and information technology functions. From 2012 to November 2014, Mr. Cottrill served as Executive Vice President and Chief Financial Officer of Jeld-Wen, Inc., a leading global manufacturer of windows, doors and treated composite trim and panels, and from November 2014 to February 2015 as an Executive Vice President of Jeld-Wen, Inc. From 1998 to 2012, Mr. Cottrill held various finance and accounting positions with Goodrich Corporation, including from 2005 to 2012 the position of Vice President, Controller and Chief Accounting Officer and from 2002 to 2005 the position of Vice President, Internal Audit. Prior to joining Goodrich, Mr. Cottrill worked at PricewaterhouseCoopers LLP from 1987 to 1998. Mr. Cottrill holds a bachelor’s degree in Accounting from The Pennsylvania State University and is also a Certified Public Accountant (inactive).
Robert M. Klein joined us in June 1992 and has served as Executive Vice President, Market Management since September 1, 2020. Upon joining us, Mr. Klein held several leadership positions in operations including Manager, Regional Manufacturing, Manager, Distribution Yards, Director, Purchasing and was named Vice President, Manufacturing Services in January 1999. In July 2001, he was named Vice President, Sales and Marketing and began providing leadership to our field sales, corporate account sales, marketing, customer service, and market analysis functions. In February 2006, he was named Executive Vice President, Sales. Prior to joining us, he spent seven years at The Gerstenslager Company in manufacturing management positions. Mr. Klein holds a bachelor’s degree in Business Administration from Ashland College.
Roy E. Moore, Jr. joined us in August 2019 and serves as Executive Vice President. Mr. Moore came to the Company with 39 years’ experience in the plastics industry. From 2005 to 2019, Mr. Moore served as Chief Executive Officer of Infiltrator. He joined Infiltrator Water Technologies in 1987, and, during his tenure with the company, he led, at various times, manufacturing, sales, marketing, engineering, research and development, and government affairs. Prior to his time at Infiltrator, Mr. Moore led the manufacturing operations of a major building products supplier and has specialized in the molding of plastic products since 1979. Mr. Moore attended Georgia Tech, majoring in Industrial Management with course work in Civil Engineering.
Kevin C. Talley joined us in October 2011 and has served as Executive Vice President & Chief Administrative Officer since August 2016. Mr. Talley joined us as Vice President, Human Resources providing overall leadership to our compensation, benefit, and talent management programs. He currently oversees our human resources, legal, office services and aviation functions. Effective February 2019, Mr. Talley joined the Advisory Board for Kimball Midwest, a family-owned distributor of maintenance and repair operating supplies. Prior to joining us, he spent seventeen years at The Scotts Miracle-Gro Company in increasingly responsible human resources leadership positions, most recently as Vice President, Human Resources. Mr. Talley holds a bachelor’s degree in Employment Relations and Organizational Behavior from Miami University.

Darin S. Harvey joined us in October 2018 and serves as Executive Vice President, Supply Chain. Mr. Harvey came to the Company with over 20 years of experience in leading complex global supply chains, delivering results in continuous improvement, driving lean manufacturing and delivering change management. From 2014 to October 2018, Mr. Harvey served as Vice President of Integrated Supply Chain at Forum Energy Technologies, Inc., a Houston, Texas-based company that designs, manufactures and distributes equipment and solutions for the oil and gas industry. Prior to Mr. Harvey’s role at Forum, he held global supply chain leadership positions at Honeywell, Foster Wheeler and Danaher Corporation. He holds an MBA in Global Supply Chain from the University of Tennessee and a BS in Marketing and Supply Chain Management from Florida State University. He is also a Six Sigma Black Belt and Lean Expert.
Brian W. King joined us in September 2020 and serves as Executive Vice President, Product Management and Marketing. Mr. King came to the Company with over 25 years of product management and marketing experience in both consumer and commercial businesses. From 2013 to September 2020, Mr. King worked at Owens Corning, a Toledo, Ohio-based company that develops and produces insulation, roofing and fiberglass composites and related materials, serving as Vice President, Strategic Marketing from 2016 to 2020 and Director of Strategic Marketing from 2015 to 2016. Prior to Mr. King’s role at Owens Corning, he held leadership positions at The Stanley Works, Elmer’s Products Inc., and Avery Dennison Corporation. He holds a Bachelor of Commerce from McMaster University. He has received certifications in Marketing Management and Executive Education from York University and the University of North Carolina respectively.
Thomas J. Waun, Sr. joined us in June 2020 and serves as Senior Vice President, International. Mr. Waun came to the Company with over 30 years of management experience. From 2017 to 2020, Mr. Waun served as Vice President and General Manager, Consulting, at Emerson Electric Corporation, a St. Louis, Missouri-based company that designs and manufactures a wide range of electrical equipment and software. From 2015 to 2017, Mr. Waun served as President, Power Management at Emerson. Prior to 2015, Mr. Waun held a variety of roles of increasing responsibility at Emerson. Prior to Mr. Waun’s time at Emerson, he held leadership positions at IBM Corporation. Mr. Waun holds a Bachelor of Science in Electrical Engineering from the University of Michigan.
Michael G. Huebert joined us in September 1998 and has served as Senior Vice President, Sales since September 2020. Mr. Huebert currently oversees field sales and engineering, national accounts and retail sales teams. Mr. Huebert previously served as Vice President of Field Sales from 2018 to 2020, and Vice President of Allied Products and Stormwater Management from 2013 to 2018. Prior to these roles, Mr. Huebert served in a variety of leadership positions within the Company, including Director of Strategic Markets, Director of Retail, Onsite and Turf and Irrigation and Director of Logistics and Molded Products. Mr. Huebert holds a Bachelor of Business Administration (B.B.A.) Degree in Marketing from Fresno State University.
EXECUTIVE COMPENSATION HIGHLIGHTS – FISCAL YEAR 2022
Our growth has been driven, in part, by the continued success of our material conversion and water management solutions strategies as well as a favorable demand environment throughout the year. Another record year of financial performance at ADS.
Business Performance Highlights:
•Total Net sales increased 39.7% to $2,769 million, driven by favorable pricing, successful execution of our material conversion strategy, complete water management solutions package and focus on key sales programs.
•Adjusted EBITDA increased 19.2% to $676 million, primarily driven by an increase in sales volume and favorable pricing on pipe, on-site septic and allied products. These increases were partially offset by inflationary cost pressure on materials, transportation and labor, as well as an increase in the use of third-party logistics services. In addition, shortages of available labor and absenteeism related to the COVID-19 pandemic were a challenge in both manufacturing and transportation operations.
The following summarizes our strong performance over the past several years:

(1) EBITDA adjustments exclude one-time transaction costs and certain non-cash items
We continue to believe our compensation practices and our overall level of executive compensation are competitive when compared to our peer group and reflect our commitment to shareholder alignment and performance-based pay. The majority of each NEO’s target compensation has been and continues to be at-risk. Consistent with this policy, the compensation delivered to our executives in fiscal 2022 is indicative of our strong performance in the market and as compared to our peer group.
Record Setting Financial Performance Aligned with Above Target Executive Compensation in Fiscal 2022
•Base salary increases for NEO’s in fiscal 2022 averaged 6.6%, following no increases in fiscal 2021 in response to the COVID pandemic.
•Cash payments to the NEO’s from the fiscal 2022 Annual Cash Incentive Plans ranged from 150% to 168% of target due to the performance exceeding established targets.
•Performance based awards to the participating NEO’s under the ADS Long Term Incentive Plan (April 1, 2019 – March 31, 2022) were paid at 200% of target, which is the maximum possible attainment under our program.
▪Performance based awards to the participating NEO’s from 2019 based on performance following the acquisition of Infiltrator Water Technologies were also 200% of target, which is the maximum possible attainment under our program.
Stockholder Feedback:
•“Say on Pay” received majority support (97%).
•The Board and our Compensation Committee appreciate and value the views of our stockholders. Going forward, the Committee will continue to review stockholder advisory votes on executive compensation and take them into consideration when making future executive compensation decisions.

NAMED EXECUTIVE OFFICERS
The Compensation Discussion and Analysis provides information regarding our compensation philosophy and the material elements of our fiscal year 2022 compensation program for our “named executive officers,” also referred to as the “NEOs.” Our NEOs for fiscal year 2022 are:

NEO Name	Primary Position
D. Scott Barbour	President & Chief Executive Officer
Scott A. Cottrill	Executive Vice President, Chief Financial Officer
Roy E. Moore, Jr.	Executive Vice President
Darin S. Harvey	Executive Vice President, Supply Chain
Kevin C. Talley	Executive Vice President, Chief Administrative Officer
EXECUTIVE COMPENSATION PROGRAM OVERVIEW
The following pages summarize the design and components of the executive compensation programs in place during fiscal 2022.
Linking Pay to Stockholder Value Creation
Aligning executive compensation to stockholder value creation as well as attracting and retaining top talent are core to the design of our executive pay programs. Through our short-term and long-term compensation plans, the Compensation Committee strives to achieve these objectives. We believe that stockholder value is foundationally created by sales and profitability growth as well as delivering strong cash flow and returns on invested capital through the leadership of our NEO’s. Accordingly, our incentive compensation programs for fiscal year 2022 continued the combined use of these metrics, directly linking the pay of our executive team to these critical drivers of stockholder value creation over both the short-term and long-term. Our NEO’s are therefore aligned and invested in the delivery of the success of the business, as most of their compensation is impacted in a similar manner to which stockholders are impacted through their return on investment.
Executive Compensation Philosophy and Objectives

Philosophy

•Link the equity compensation of our executives to the sustained value they create for our stockholders
•Place greater emphasis on variable pay versus fixed pay
•Performance should predominantly drive compensation
•In establishing compensation levels, we consider the competitive range for similar executive roles and largely view the competitive market range as between the 25th percentile and the 75th percentile of our Compensation Peer Group. As a general rule, we strive to position total compensation levels within this market range while also recognizing the individual performance, experience, and skills of our NEO’s drive our compensation decisions

Objectives

•Attract, retain, and motivate top talent
•Drive the performance culture as well as Company values
•Reward sustained performance
•Align compensation with stockholders’ interests
•Link compensation to company, functional, and individual accomplishment

Key Groups in Determining Executive Compensation
The following key groups are involved in making executive compensation decisions:

Compensation & Management Development Committee

•Responsible for the design and implementation of our executive compensation policies and programs
•Annually reviews and approves the corporate goals and objectives relevant to CEO compensation
•Reviews CEO’s performance, and with insight from our executive compensation consultant, recommends CEO’s compensation package to the Board for approval
•Determines the compensation (base salary, incentives, etc.) and mix for the other NEO’s consistent with the terms of their employment agreements
•Administers the annual and long-term incentive plans and equity program

Outside Executive Compensation Consultant

•During fiscal year 2022, with the consent of the Committee, management continued to engage the services of WTW, an independent executive compensation consultant
•WTW consulted with the Committee regarding: competitive pay levels for management and the Board; trends, regulatory developments, and incentive plan design
•WTW provided limited "other services" to the Company for global benefits support
WTW has been consulting with the Committee since the Company went public in 2014. The Committee has considered the factors cited by the SEC as key determinants of an advisor’s independence and determined that the work performed does not present any conflicts of interest.

ADS Management

•Our human resources department, in partnership with the Committee, supports the design and implementation of all executive compensation programs
•Our finance department supports the process by providing financial analysis as part of the review of program design
•Except with respect to his own compensation, our CEO has final management-level review of any compensation program before it is sent to the Committee for consideration and approval
•Management frequently consults with the Committee during the design process to provide direction and feedback on how the design of our executive compensation programs supports our overall strategy

Executive Compensation Benchmarking Peer Group
The Company uses a customized compensation peer group, developed in collaboration with its executive compensation consultant, to provide insight into prevalent program design and compensation levels. Each year, the peer group is reviewed by the Committee. For fiscal year 2022, the Committee determined the existing peer group was appropriate and continues to be a reasonable group for informing compensation decisions.
Tables below summarize our updated customized peer group.

•A. O. Smith Corporation
•American Woodmark Corporation
•Apogee Enterprises, Inc.
•Armstrong World Industries, Inc.
•Atkore International Group Inc.
•Cornerstone Building Brands, Inc.
•Forterra, Inc.
•Graco Inc.
•Griffon Corporation
•JELD-WEN Holding, Inc.

•Louisiana-Pacific Corporation
•Masonite International Corporation
•Mueller Water Products, Inc.
•Patrick Industries, Inc.
•Simpson Manufacturing Co., Inc.
•Summit Materials, Inc.
•Trex Company, Inc.
•U.S. Concrete, Inc.
•Watts Water Technologies, Inc.

In general, these companies come from the building products, machinery, or construction materials industries and are likely to be attracting and retaining talent with similar experience and skills to that of our Company. The median annual revenue of these companies ($1.6 billion) reflects a range of $0.8 billion to $4.7 billion.
Components of Executive Compensation – Fiscal Year 2022
The Committee has responsibility for determining all elements of compensation granted to the NEOs and reviews each element of compensation, as well as the relative mix and weighting of elements, on an annual basis.

Key Executive Pay Elements – Fiscal Year 2022
The chart below summarizes the key pay elements for our NEOs during fiscal year 2022. Each element is described in further detail below on the following pages.
Base Pay
The base salary element of our compensation program is designed to be competitive with compensation paid to similarly- situated, competent, and skilled executives. This element of pay serves as the foundation for the executive compensation program. Our NEOs are covered by employment agreements and, accordingly, we pay annual base salaries initially as set forth in these agreements.
On an annual basis, the Committee reviews base salaries for the NEOs using the following factors in its determination of changes:
•Performance relative to the pre-established goals and objectives in the executive’s areas of responsibility;
•Competitive base salary levels of similar positions in the compensation peer group;
•Trends in base salary increases in the compensation peer group;
•Executive’s overall contribution to the business strategy and our growth objectives, individual performance and potential for future contributions; and
•Current economic environment.
The CEO, with input from the human resources department, proposes base salary increases, if any, for all NEOs, excluding himself, based on the above criteria. His proposal is subject to review and approval (with or without modifications) by the Committee. Changes to the CEO’s base salary are initiated and approved by the Committee directly, subject to the review and final approval of our Board.

The base salaries of each of our NEO’s for fiscal 2022 were changed effective June 1, 2021. Salary levels as follows as of March 31, 2022:

Named Executive Officer	Annual Salary March 31, 2021	Annual Salary March 31, 2022	Annual Salary Increase ($)	Annual Salary Increase (%)
D. Scott Barbour	$870,000	$900,000	$30,000	3%
Scott A. Cottrill	$520,000	$550,000	$30,000	6%
Roy E. Moore, Jr.	$495,591	$510,000	$14,409	3%
Darin S. Harvey	$375,000	$425,000	$50,000	13%
Kevin C. Talley	$385,000	$415,000	$30,000	8%
ADS Annual Incentive Compensation
Our annual incentive program provides cash incentive opportunities for our NEOs based on the Company’s financial performance as well as individual performance. The Committee believes the following measures and weighting reflect key value drivers for purposes of establishing payouts under the Annual Incentive Plan:

Messrs. Barbour, Cottrill, Harvey, Talley	Mr. Moore
•Adjusted EBITDA - EBITDA before stock based compensation expense, non-cash charges and certain other expenses
•Total Net Sales - Sales after cash discounts, product returns, and freight rebills
•Individual Performance - Performance of the executives in relation to their annual performance objectives and demonstrated leadership
By tying a significant portion of the executive’s total annual cash compensation to annual variable pay we believe we are further reinforcing our pay for performance culture and focusing our executives on critical short-term financial and operational objectives, which also supports our long-term financial goals.
Establishing Annual Incentive Target Payouts
Under the Annual Incentive Plan, target payouts for each NEO are reviewed on an annual basis and compared against the compensation peer group. The CEO, with input from the human resources department, proposes annual targets for all NEOs, excluding himself, based on the performance measures. His proposal is subject to review and approval (with or without modifications) by the Committee. Changes to Mr. Barbour’s targeted payout from the Annual Incentive Plan are initiated and approved by the Committee directly, subject to the review and final approval of our Board.

Our established targets enhance the alignment of our pay-for-performance and stockholder alignment principles. The annual incentive targets for fiscal year 2022 as a percentage of salary are as follows:

Named Executive Officer	Target Incentive Opportunity (% of Base Salary)
D. Scott Barbour	111%
Scott A. Cottrill	85%
Roy E. Moore, Jr.	65%
Darin S. Harvey	65%
Kevin C. Talley	65%
Business Performance Levels in Annual Incentive Plan – Messrs. Barbour, Cottrill, Harvey & Talley
As reflected in the table below, threshold, target, and maximum performance levels were established based on the Committee’s assessment of performance targets that appropriately drive and reward achievement of growth versus our prior year performance levels. The performance levels established for the non-individual metrics in the Plan for fiscal 2022 were as follows:
•Target performance levels, which earn a 100% payout, reflect a 15% improvement versus fiscal year 2021 actual results for Adjusted EBITDA and total net sales.
•Threshold performance levels, which earn a 50% payout, reflect a 1% improvement over fiscal year 2021 actual results for Adjusted EBITDA and total net sales.
•Maximum performance levels, which earn a 200% payout, reflect a 28% improvement versus fiscal year 2021 actual results for Adjusted EBITDA and total net sales.

		Business Performance Levels – FY22 (000’s)

Business Performance Measures	Measure Weighting	Threshold	Target	Max
Adjusted EBITDA	60%	$575,000	$650,000	$725,000
Total Net Sales	20%	$2,010,731	$2,273,000	$2,535,000
	Payout %’s	50%	100%	200%
Business Performance Levels in Annual Incentive Plan – Mr. Moore
As reflected in the table below, threshold, target, and maximum performance levels were established for the Infiltrator Adjusted EBITDA metric based on national housing statistics provided by the U.S. Census Bureau and U.S. Department of Housing and Urban Development. While this relational incentive feature is unique to Infiltrator, the Committee believes this plan design, in place at the time of the acquisition, continues to reflect a key value driver for purposes of establishing annual cash incentive opportunity for Mr. Moore.

		Business Performance Levels – FY22 (000’s)

Business Performance Measures	Measure Weighting	Threshold	Target	Max
Infiltrator EBITDA	70%
Market Decline 0% - 5%		$166,000	$186,750	$205,000
Market Outlook 6% - 10%		$175,000	$198,000	$215,000
Market Growth > 10%		$185,000	$210,000	$225,000

ADS Adjusted EBITDA	10%	$575,000	$650,000	$725,000
	Payout %’s	50%	100%	200%
Role of Individual Performance in Annual Incentive
Individual performance is measured through a combination of objective and subjective performance assessments of each NEO as compared to the annual performance objectives, as well as demonstrated leadership. It represents 20% of an executive’s incentive opportunity. This incentive design provides the CEO, the Committee, and our Board the opportunity to distinguish individual performance.
Listed below are the performance objectives of each NEO in fiscal year 2022. No specific weightings are attached to any of the following individual objectives. These performance objectives serve as a general guide for the Committee in determining whether the individual goals for each NEO have been achieved.

D. Scott Barbour President & CEO	•Safety performance and culture; •Strategic growth plan development; •Capital allocation strategy and execution; •Organization and talent; •Execution of operational priorities

Scott A. Cottrill Executive Vice President, Chief Financial Officer	•Capital allocation strategy; •Capital allocation execution; •Strategic growth plan development; •Business analysis and decision support; •Organization and talent

Roy E. Moore, Jr. Executive Vice President	•Safety performance and culture; •Capital allocation execution; •Execution of operational priorities; •Innovation strategy and performance; •Financial performance; •Organization and talent

Darin S. Harvey Executive Vice President, Supply Chain
•Safety performance and culture;
•Customer service operational priorities;
•Capital allocation execution;
•Manufacturing operational priorities;
•Logistics and transportation operational priorities;
•Organization and talent

Kevin C. Talley Executive Vice President, Administration
•Safety performance and culture;
•Talent management operational priorities;
•Operational network staffing and retention;
•Diversity, Equity, and Inclusion operational priorities;
•Benefits and retirement planning operational priorities;
•Organization and talent

Annual Incentive Performance Payouts – Messrs. Barbour, Cottrill, Harvey, Talley
Fiscal year 2022 included record financial performance in both the legacy ADS business and Infiltrator Water Technologies. The performance levels for the non-individual metrics in the ADS Annual Incentive Plan for fiscal year 2022 are listed below.

		Business Performance – FY22 (000’s)
Business Performance Measures	Measure Weighting	Threshold	Target	Max	Fiscal Year 2022	Payout % of Target
Adjusted EBITDA	60%	$575,000	$650,000	$725,000	$676,042	135%
Total Net Sales	20%	$2,010,731	$2,273,000	$2,535,000	$2,769,315	200%
	Payout %’s	50%	100%	200%
Annual Incentive Performance Payouts – Mr. Moore
The national housing completion statistics provided by the U.S. Census Bureau and U.S. Department of Housing and Urban Development were up 4%. The chart below reflects the applicable performance levels and financial performance for the Infiltrator Adjusted EBITDA metric in the Plan.

		Business Performance – FY22 (000’s)
Business Performance Measures	Measure Weighting	Threshold	Target	Max	Fiscal Year 2022	Payout % of Target
Infiltrator Adjusted EBITDA	70%	$166,000	$186,750	$205,000	$200,850	177%
ADS Adjusted EBITDA	10%	$575,000	$650,000	$725,000	$676,042	135%
	Payout %’s	50%	100%	200%
The table below summarizes the approved annual incentive payouts paid to the NEOs based upon the overall business/financial performance and the assessment of their individual performance during fiscal year 2022.

Named Executive Officer	Overall Target Annual Incentive Award ($)	FY22 Business Performance Payout ($)	FY22 Individual Performance Payout ($)	FY22 Total Annual Incentive Payout ($)	Approved Payout % vs. Target
D. Scott Barbour	$1,000,000	$1,208,336	$340,000	$1,548,336	155%
Scott A. Cottrill	$467,500	$564,897	$149,600	$714,497	154%
Roy E. Moore, Jr.	$331,500	$455,993	$101,439	$557,432	168%
Darin S. Harvey	$276,250	$333,803	$80,665	$414,468	150%
Kevin C. Talley	$269,750	$325,949	$78,767	$404,716	150%
Long-Term Incentive Compensation
Our long-term incentive compensation program is an integral part of an executive’s total compensation and provides awards for creating and delivering long-term value for our stockholders.
•Ensure NEOs’ financial interests are aligned with our stockholders’ interests;
•Motivate decision-making that drives long-term value;
•Recognize and reward superior financial performance of our company; and
•Provide a retention element to our compensation program.
Since fiscal year 2019, the long-term incentive program design has included three equity components; performance- based award, non-qualified stock options and time-based restricted stock. The table below outlines the weighting of these three design elements.

Long-Term Equity Component	Weighting
Performance-Based Award	50%
Restricted Stock	25%
Non-Qualified Stock Options	25%
The Compensation Committee believes the blend of performance and time-based awards represents a balanced method of motivating and rewarding executives and further strengthens the alignment with the market and our stockholders.
Establishing Long-Term Incentive Target Payouts
In determining the value of the long-term incentive award for an executive, the Committee considers prevalent market data from our peer group provided by the executive compensation consultant, as well as the subjective assessment of each NEO’s overall contribution to the business performance, strategic importance to our growth objectives, and individual performance and potential for future contributions.
The CEO, with input from the human resources department, proposes long-term incentives, if any, for our NEOs, excluding himself, based on the criteria described above. His proposal is subject to review and approval (with or without modifications) by the Committee. The long-term incentive, if any, for the CEO is initiated and approved by the Committee directly, subject to the review and final approval of our Board.
The value of long-term incentive awards granted in fiscal year 2022 are included in the Summary Compensation Table.
Long-Term Incentive Plan - Performance Based Awards
The performance-based awards under the long-term incentive plan are based upon the company’s actual financial business performance for the designated three-year performance period versus the performance targets approved by the Compensation Committee. The business performance targets are structured with a threshold, target and maximum level.
The incentive opportunities for the participant under the long-term incentive performance-based awards are outlined below.
•Target performance earns a 100% payout; and
•Threshold performance earns a 50% payout; and
•Maximum performance earns a 200% payout
If the performance level falls between threshold and target or between target and maximum, the award is linearly interpolated. Earned incentives, if any, are made in a reasonable time following the approval by the Compensation Committee. Calculation of company results and attainment of performance measures are made solely by the Compensation Committee based upon the Company’s consolidated financial statements.
The Compensation Committee determines appropriate changes and adjustments and may make adjustments for other unusual or non-recurring events, including, without limitation, changes in tax and accounting rules and regulations, extraordinary gains and losses, one-time mergers and acquisitions, and purchases or sales of substantial assets, etc.
For the three-year performance period ending on March 31, 2024, the Compensation Committee approved Cash Flow from Operations and Return on Invested Capital as the performance measures. These are two key measures of the company’s long-term value creation strategy.
•Cash Flow from Operations – For the three-year performance period ending March 31, 2024, performance in Cash Flow from Operations will be based upon actual cumulative Cash Flow from Operations over the three-year performance period against the targets approved by the Compensation Committee.
•Return on Invested Capital – For the three-year performance period ending March 31, 2024, performance in Return on Invested Capital will be based upon the average Return on Invested Capital over the three-year performance period against the targets approved by the Compensation Committee.
At the beginning of each fiscal year, the Compensation Committee reviews whether to change the performance-based incentive component (e.g., transition from performance share units to performance cash) and/or the business performance measures (e.g., Cash Flow from Operations, etc.) used under the long-term incentive performance award with input from management and the compensation consultant. For fiscal year 2022, Cash Flow from Operations replaced Free Cash Flow ("FCF") as a performance measure in the plan.

Long-Term Incentive Plan - Performance Based Awards for Three-Year Period Ending March 31, 2022
The period spanning April 1, 2019 to March 31, 2022 was the company’s second three-year performance period under the Long-Term Incentive Plan implemented in fiscal 2019. The earned awards were approved by the Committee on May 17, 2022. Target and actual performance levels for the two measures for the three-year period ending on March 31, 2022 are summarized below.

		Business Performance – FY20-FY22 (000’s)
Business Performance Measures	Measure Weighting	Threshold	Target	Max	FY20-22	Payout % of Target
Free Cash Flow	50%	$530,750	$571,004	$609,766	$737,776	200%
Return on Invested Capital	50%	9.9%	10.6%	11.4%	17.2%	200%
	Payout %’s	50%	100%	200%
The table below outlines the approved performance equity awarded to the eligible NEOs based upon the performance vs. targets for the three-year period ending March 31, 2022.

Named Executive Officer	Overall Target Performance Share Unit Award (Shares)	FY20-22 Performance Award Earned (Shares)	Approved Payout % vs. Target	Dividend Equivalent Shares	FY20-22 Total Equity Awarded (Shares)
D. Scott Barbour	50,110	100,220	200%	5,319	105,539
Scott A. Cottrill	13,439	26,878	200%	1,427	28,305
Darin S. Harvey	6,834	13,668	200%	726	14,394
Kevin C. Talley	6,150	12,300	200%	652	12,952
Long-Term Incentive Plan – Infiltrator Leadership Retention & Infiltrator Synergy Performance Based Awards for Three-Year Period Ending March 31, 2022
Central objectives of the Infiltrator acquisition were the retention of Mr. Moore and key members of the Infiltrator executive management team, along with incentivizing key members of both the Infiltrator and ADS team to identify and maximize acquisition related synergy opportunities. To achieve these goals, multifaceted equity-based incentive programs were implemented in fiscal year 2020.
Two of these equity based programs included performance based equity awards covering the period from acquisition date to March 31, 2022; the Leadership Retention and Synergy Incentive programs.
•Leadership Retention Incentive: Designed with two equally weighted components; time based restricted stock and performance based equity. Time based restricted stock grant had cliff vesting on March 31, 2022. Performance based equity award was based upon achievement of cumulative financial goals for Infiltrator performance in adjusted EBITDA (75% weighting) and free cash flow (25% weighting) through March 31, 2022. The performance equity opportunity was a range of 0% - 200% of the target award. Mr. Moore was a participant in this program.
•Synergy Incentive: Performance based equity award based upon achievement of the cumulative acquisition synergies through March 31, 2022. The performance equity opportunity is a range of 0% - 200% of the target award. Messrs. Moore and Harvey were participants in this program.
Long-Term Incentive Plan – Infiltrator Leadership Retention Program Performance Based Equity Awards for Period Ending March 31, 2022

Table below reflects the threshold, target, and maximum cumulative business performance levels under the Infiltrator Leadership Retention Program for the period ending March 31, 2022.

		Business Performance Levels – FY20-22 (000’s)
Business Performance Measures	Measure Weighting	Threshold	Target	Max
Infiltrator Adjusted EBITDA	75%	$320,191	$344,475	$367,860
Infiltrator Adjusted FCF	25%	$156,252	$168,103	$179,514
	Payout %’s	50%	100%	200%
Target and actual performance levels for the two measures for the period ending on March 31, 2022 are summarized below.

		Business Performance – FY20-22 (000’s)
Business Performance Measures	Measure Weighting	Threshold	Target	Max	FY20-22	Payout % of Target
Infiltrator Adjusted EBITDA	75%	$320,191	$344,475	$367,860	$441,006	200%
Infiltrator Adjusted FCF	25%	$156,252	$168,103	$179,514	$239,066	200%
	Payout %’s	50%	100%	200%
The table below outlines the approved performance equity awarded to the eligible NEOs based upon the performance vs. targets for the three-year period ending March 31, 2022.

Named Executive Officer	Overall Target Performance Share Unit Award (Shares)	FY20-22 Performance Award Earned (Shares)	Approved Payout % vs. Target	Dividend Equivalent Shares	FY20-22 Total Equity Awarded (Shares)
Roy E. Moore J.	11,282	22,564	200%	334	22,898
Long-Term Incentive Plan – Infiltrator Synergy Incentive Performance Based Equity Awards for Period Ending March 31, 2022
The table below reflects the threshold, target, and maximum cumulative business performance metric under the Infiltrator Synergy Incentive program for the period ending March 31, 2022.

		Business Performance Levels – FY20-22 (000’s)
Business Performance Measures	Measure Weighting	Threshold	Target	Max
Infiltrator Adjusted EBITDA	100%	$40,000	$48,000	$58,000
	Payout %’s	50%	100%	200%

Through alignment on clear objectives, effective governance and communication and focused execution, the maximum performance level was achieved. Target and actual performance for the incentive measure for the period ending on March 31, 2022 are summarized below.

		Business Performance – FY20-22 (000’s)
Business Performance Measures	Measure Weighting	Threshold	Target	Max	FY20-22	Payout % of Target
Infiltrator Adjusted EBITDA	100%	$40,000	$48,000	$58,000	$62,800	200%
	Payout %’s	50%	100%	200%

The table below outlines the approved performance equity awarded to the eligible NEOs based upon the performance vs. targets for the three-year period ending March 31, 2022.

Named Executive Officer	Overall Target Performance Share Unit Award (Shares)	FY20-22 Performance Award Earned (Shares)	Approved Payout % vs. Target	Dividend Equivalent Shares	FY20-22 Total Equity Awarded (Shares)
Roy E. Moore Jr.	15,050	30,100	200%	445	30,545
Darin S. Harvey	4,556	9,111	200%	136	9,247
Executive Stock Ownership Guidelines
The Company has defined stock ownership guidelines in place for executives. These guidelines are intended to further align the interests of our executives with stockholders’ interests and represent another opportunity to promote a long-term focus for our senior leaders. The guidelines listed below specify the value of stock the participants are expected to own.
Each covered executive is expected to attain the target level of stock ownership within five years from the later of July 1, 2018 or the date he or she is appointed or elected to a position covered by these guidelines.
Stock ownership will be reviewed by the Compensation Committee on an annual basis. Ownership levels will be assessed using the trailing 12-month average stock price as of the annual assessment date or such other method of valuing ownership in the discretion of the Compensation Committee.
Once an individual subject to these Guidelines satisfies the guideline for his or her current role as of the annual review date, so long as the shares held at that review date are retained and the individual remains subject to the same guideline level, there is generally no obligation under these Guidelines to purchase additional shares of common stock as a result of short-term fluctuations in the Company’s stock price, absent an affirmative determination by the Compensation Committee otherwise.
The Compensation Committee shall have the authority to interpret, develop, oversee and administer the implementation of and compliance with these Guidelines, as well as determine any action necessary to address any noncompliance with these Guidelines.
The minimum stock ownership requirement may be waived or otherwise modified, at the discretion of the Compensation Committee, if compliance would create hardship based upon individual circumstances.
As of March 31, 2022, the majority of the covered executives have achieved their target ownership level, while the others are on a trajectory to achieve their target level within the required timeframe.
BENEFITS AND EXECUTIVE PERQUISITES
The benefits provided to our NEOs are generally the same as those provided to our other salaried associates and include:
•Medical, dental and vision benefits;
•Life, accidental death and disability insurance;

•Retirement plan; and
•Employee Stock Ownership Plan (ESOP)
Employee Stock Ownership Plan (ESOP)
Messrs. Barbour, Cottrill, Harvey and Talley participate in our tax-qualified ESOP that covers employees who meet certain service requirements. Mr. Moore does not participate in the ESOP. See “Equity-Based Incentive Plans Employee Stock Ownership Plan” and “Employee Stock Ownership Plan” for additional information regarding the ESOP.
Mr. Moore’s Retirement Program
During fiscal year 2022, Mr. Moore and all eligible Infiltrator employees participated in the Infiltrator Water Technologies, LLC 401(k) Plan and Trust, which effective January 1, 2021, was merged with the Advanced Drainage Systems, Inc. Profit Sharing Retirement Plan. The plan merger maintained the Infiltrator legacy employer matching contribution benefit that is discretionary and reviewed on an annual basis. Mr. Moore’s employer match earnings are included in the Other Compensation category in the “Summary Compensation Table for Fiscal Year 2022”.
Executive Perquisites
We provide certain ADS NEOs with select perquisites. These perquisites are summarized below.
•Reimbursement of country club or fitness membership dues; and
•Pre-approved personal use of the Company aircraft when it is not being used for business purposes at the cost to the executive as described below.
In determining the total compensation payable to our NEOs, the Committee considers perquisites in the context of the total compensation which our NEOs are eligible to receive. However, given the fact that perquisites represent a relatively small portion of the NEO’s total compensation, the availability of these perquisites does not materially influence the decisions made by the Committee with respect to other elements of the total compensation to which our NEOs are entitled or to which they are awarded.
Personal Use of Company Aircraft
Certain NEOs are also permitted to make pre-approved personal use of Company aircraft when not required for business travel. Consistent with guidance issued in 2010 from the Federal Aviation Administration, the Company may be up to the pro rata cost of owning, operating, and maintaining the aircraft when used for routine personal travel by certain individuals whose position with the Company requires them to routinely change travel plans within a short time period. Accordingly, personal use of the Company aircraft by NEOs is subject to reimbursement to the Company by multiplying the aircraft flight time (hours) by the variable cost of the aircraft for all eligible occupied flight hours associated with routine personal usage.
The incremental cost of personal use of Company aircraft is calculated based on the variable operating cost per hour flown, which includes actual aircraft fuel expense, crew travel expenses, hangar and parking fees, per-flight landing fees, average hourly aircraft maintenance expense and other actual incremental costs. Fixed costs that do not change based on usage such as hangar rental, aircraft lease payments, insurance and certain administrative expenses are excluded from the incremental cost calculation. If an aircraft flies empty before picking up or after dropping off a passenger flying for personal reasons, this “deadhead” segment is included in the incremental cost of the personal use and reported in the “All Other Compensation” column of our Summary Compensation Table below. If a NEO is traveling on business utilizing Company aircraft and there is otherwise room available on the aircraft for the NEO’s spouse and/or child(ren) to accompany the NEO, the spouse and/or child(ren) are permitted to do so in accordance with IRS rules. To the extent any use of corporate aircraft results in imputed income to an executive, the Company does not provide tax gross-ups on such income.

For a description of the perquisites received by the NEOs during fiscal year 2022, see the “All Other Compensation” column of our Summary Compensation Table.
OTHER EXECUTIVE COMPENSATION POLICIES AND PRACTICES
Risk in Relation to Compensation Programs
Our compensation programs do not reward employees, including our NEOs and executive officers, for taking excessive or unnecessary risks that would have an adverse effect on the Company. Our management team assessed the program carefully to make this determination. They reached this conclusion in part due to the balance of fixed and variable compensation, balance of short and long-term incentives, design features of the plans, and the oversight and administration of the Committee.
Recoupment of Incentive Compensation Policy
Under our Recoupment of Incentive Compensation policy, if, in the opinion of the independent directors of the Board, financial results are materially mis-stated due in whole or in part to intentional fraud or misconduct by one of more of the Company’s executive officers, the independent directors have the discretion to use their best efforts to remedy the fraud or misconduct and prevent its recurrence, by enforcing the clawback described herein. The independent directors may, for up to five years following such mis-statement, direct that the Company recover all or a portion of any bonus or incentive compensation paid, or cancel any stock-based awards granted, to the executive officer(s). In addition, the independent directors may, for up to five years following such mis-statement, also seek to recoup any gains realized with respect to equity-based awards, including stock options and restricted stock units.
The independent directors are entitled to exercise remedies pursuant to this policy, including the clawbacks described above, if each of the following conditions have been met:
•Bonus or incentive compensation to be recouped was calculated based upon the financial results that were restated;
•One or more executive officers engaged in the intentional misconduct, and
•Bonus or incentive compensation calculated under the restated financial results is less than amount actually paid or awarded.
Annual Stockholder “Say-on-Pay” Vote
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company provides stockholders with the opportunity to cast an annual advisory vote to approve the compensation of the NEOs. At the Company’s 2021 annual meeting of stockholders, approximately 97% of the votes cast on the “say-on-pay” resolution were in favor of the compensation of the NEOs for fiscal year 2021 as disclosed in the Company’s 2021 proxy statement. Consistent with the Company’s commitment to have the executive compensation programs serve the best interests of the Company and its stockholders, the Compensation and Management Development Committee will continue to review the design of the executive compensation program considering future “say-on-pay” votes and developments in executive compensation.
Insider Trading Policy
The Board has adopted a Policy Regarding Insider Trading, Tipping and Other Wrongful Disclosures and Guidelines with Respect to Certain Transactions in Securities of Advanced Drainage Systems, Inc. to assist the Company’s employees and directors in complying with certain securities laws and avoiding even the appearance of improper conduct. Under this policy, employees, officers, directors, consultants and contractors of the Company (collectively, “Covered Persons”) are prohibited from engaging in certain transactions relating to Company securities held by them, including any short sales and hedging transactions, short-term trading, and transactions in publicly traded options. Covered Persons are also required to obtain prior written approval from the Chief Financial Officer before holding securities issued by the Company in a margin account or pledging them as collateral for a loan. To date, there have been no requests by, and thus no approvals for, Covered Persons to hold Company securities in a margin account or to pledge Company securities as collateral for a loan.
ACCOUNTING AND TAX CONSIDERATIONS
While the accounting and tax treatment of compensation generally has not been a consideration in determining the amounts of compensation for our executive officers, the Committee and management have taken into account the accounting and tax impact of various program designs to balance the potential cost to us with the value to the executive.
Federal income tax law prohibits publicly held companies, such as the Company, from deducting certain compensation paid to a NEO that exceeds $1 million during the tax year. Prior to the adoption of the Tax Cuts and Jobs Act of 2017 (“Tax Act”), to the extent that compensation was based upon the attainment of performance goals set by the Committee pursuant to plans approved by the stockholders, the compensation was not included in the $1 million limit. The Tax Act repealed this exemption, and now compensation paid to NEOs in excess of $1 million in tax years commencing on and after April 1, 2018, is no longer be deductible, even if performance-based. The Compensation Committee intends to continue to use performance metrics in compensation when it is in the best interests of the Company and its stockholders.
The expenses associated with executive compensation issued to our executive officers and other key associates are reflected in our financial statements. We account for stock-based programs in accordance with the requirements of ASC Topic 718, which requires companies to recognize in the income statement the grant date value of equity-based compensation issued to associates over the vesting period of such awards.
COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT
The Compensation and Management Development Committee has reviewed and discussed with the Company’s management the Compensation Discussion & Analysis set forth above. Based on such review and discussions, the Compensation and Management Development Committee has recommended to the Board that the Compensation Discussion & Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended March 31, 2022.

Respectfully submitted,

Carl A. Nelson, Jr. (Chair)
C. Robert Kidder
M.A. (Mark) Mark Haney
Manuel J. Perez de la Mesa
Ross M. Jones

COMPENSATION OUTCOMES FOR 2022
Summary Compensation Table for Fiscal Year 2022
The following table summarizes the total compensation earned by each of our NEOs for fiscal years noted:

Name and Principal Position	Fiscal Year	Salary $(1)	Bonus $(2)	Stock Awards $(3)	Option Awards $(4)	Non-Equity Incentive Plan Compensation $(5)	All Other Compensation $(6)	Total $
D. Scott Barbour	2022	900,000	—	2,842,748	947,194	1,548,336	150,422	6,388,700
President & Chief Executive Officer	2021	870,000	—	2,604,423	782,175	1,700,000	122,266	6,078,864
	2020	870,000	—	2,062,528	687,504	1,700,000	454,991	5,775,023

Scott A. Cottrill	2022	550,000	—	710,793	236,799	714,497	139,534	2,351,623
Chief Financial Officer, Executive Vice President, and Secretary	2021	520,000	—	718,481	215,778	722,280	107,499	2,284,038
	2020	520,000	125,000	553,163	184,376	738,623	430,769	2,551,931

Darin S. Harvey	2022	425,000	—	348,254	116,062	414,468	113,322	1,417,106
Executive Vice President, Supply Chain

Kevin C. Talley	2022	415,000	—	337,672	112,505	404,716	130,325	1,400,218
Executive Vice President and Chief Administrative Officer

Roy E. Moore, Jr.	2022	510,000	—	426,560	142,079	557,432	32,899	1,668,970
Executive Vice President	2021	495,591	—	445,095	133,679	600,458	9,068	1,683,891
	2020	330,394	50,000	2,516,113	—	557,540	2,263	3,456,310

(1)    Amounts reported for fiscal year 2022 reflect adjustment to NEO salaries that went into effect on June 1, 2021. Amounts reported for fiscal year 2021 reflect NEO salaries effective on March 31, 2021. Amounts reported for fiscal year 2020 reflect adjustment to NEO salaries that went into effect on June 1, 2019. With respect Mr. Moore, the amount reported for fiscal year 2020 represents the base salary paid by ADS for the period from the acquisition transaction through March 31, 2020.
(2)    With respect to Mr. Cottrill, the amount reported for fiscal year 2020 consists of a cash bonus awarded to Mr. Cottrill in recognition of his efforts with respect to the Company’s Infiltrator acquisition. With respect to Mr. Moore, the amount reported for fiscal year 2020 consists of a cash bonus paid to Mr. Moore in connection with his annual performance objectives in place at the time of the Infiltrator acquisition (as disclosed above under “— Compensation Discussion and Analysis — Components of Executive Compensation — Fiscal Year 2022 — ADS Annual Incentive Compensation”) and Mr. Moore’s leadership efforts with respect to the integration of Infiltrator.
(3)    With respect to restricted stock awards, amounts reported for fiscal year 2022 are based on the aggregate grant date fair value of restricted stock awarded, computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. We calculated the estimated fair value of each share of restricted stock on the date of grant as described in Note 14 (Stock-Based Compensation) in the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022. With respect to performance-based restricted stock units, amounts reported for fiscal year 2022 are based on the aggregate grant date fair value based on the probable outcome of the performance conditions. With respect to performance-based restricted stock units, the value of the award at the grant date assuming that the highest level of performance conditions achieved would be $3,790,260 with respect to Mr. Barbour, $947,724 with respect to Mr. Cottrill, $464,338 with respect to Mr. Harvey, $450,158 with respect to Mr. Talley and $568,676 with respect to Mr. Moore.
(4)    The amounts reported in this column are based on the aggregate grant date fair value of stock options awarded, computed in accordance with FASB ASC Topic 718. We calculated the estimated fair value of each option award on the date of grant using a Black-Scholes option pricing model as described in Note 14 (Stock-Based Compensation) in the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022.
(5)    The amounts reported in this column consist of amounts to be paid under the Cash Incentive Plan for services rendered in fiscal years 2020, 2021 and 2022, as discussed above under “— Compensation Discussion and Analysis — Components of Executive Compensation — Fiscal Year 2022— ADS Annual Incentive Compensation.”
(6)    The All Other Compensation column is made up of the following amounts for fiscal year 2022:

Name	401(k) Match Contribution $(a)	Perquisites $(b)	ESOP Share Allocation $(c)	Dividends on Unallocated ESOP Shares $(d)	Total $

D. Scott Barbour	—	64,268	86,154	—	150,422
Scott A. Cottrill	—	53,363	86,171	—	139,534
Darin S. Harvey	—	27,208	86,114	—	113,322
Kevin C. Talley	—	44,057	86,268	—	130,325
Roy E. Moore, Jr.	15,853	17,046	—	—	32,899

(a)    The amounts shown in this column represent payments made to Mr. Moore by the Company pursuant to The Infiltrator Water Technologies, LLC 401(k) Plan and Trust and the Advanced Drainage Systems, Inc. Profit Sharing Retirement Plan.
(b)    The amounts shown in this column include the value of perquisites and other personal benefits to a NEO only if the aggregate value exceeded
$10,000. Where we do report perquisites and other personal benefits for a NEO, we have separately quantified each perquisite or personal benefit only if it exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for that individual. The amount reported for Mr. Barbour includes (i) the cost associated with an enriched Supplemental Individual Disability Insurance Plan available to Mr. Barbour, (ii) Mr. Barbour’s personal use of Company aircraft and (iii) reimbursement for social membership dues, which amounts are not quantified since they do not exceed the greater of $25,000 or 10% of the total amount of Mr. Barbour's perquisites and personal benefits. The amount reported for Mr. Cottrill includes (i) the cost associated with an enriched Supplemental Individual Disability Insurance Plan available to Mr. Cottrill, and (ii) reimbursement for social membership dues, which amounts are not quantified since they do not exceed the greater of $25,000 or 10% of the total amount of Mr. Cottrill's perquisites and personal benefits. The amount reported for Mr. Harvey includes the cost associated with an enriched Supplemental Individual Disability Insurance Plan available to Mr. Harvey. The amount reported for Mr. Talley includes (i) the cost associated with an enriched Supplemental Individual Disability Insurance Plan available to Mr. Talley, and (ii) reimbursement for social membership dues, which amounts are not quantified since they do not exceed the greater of $25,000 or 10% of the total amount of Mr. Talley's perquisites and personal benefits.
(c)    The amounts shown in this column represent the dollar value of Company preferred stock released from the ESOP’s unallocated loan suspense account and allocated to the individual’s ESOP account in accordance with the ESOP’s terms. For fiscal year 2022, the amount reflects the annual ESOP allocation.
(d)    The amounts shown in this column represent payment of cash dividends on unallocated shares of ESOP preferred stock, which are paid in cash to the ESOP and allocated to the individual’s ESOP cash account.
Grants of Plan-Based Awards for Fiscal Year 2022
The following table provides information concerning awards granted to the NEOs in the last fiscal year under any plan:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold $	Target $	Maximum $	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price Of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
D. Scott Barbour
Restricted Stock	5/19/2021	—	—	—	—	—	—	8,955	—	—	947,618
Restricted Stock Units	5/19/2021	—	—	—	8,955	17,909	35,818	—	—	—	1,895,130
Stock Options	5/19/2021	—	—	—	—	—	—	—	22,900	105.82	947,194
Cash Incentive Awards	N/A	500,000	1,000,000	2,000,000	—	—	—	—	—	—	—

Scott A. Cottrill							—
Restricted Stock	5/19/2021	—	—	—	—	—		2,239	—	—	236,931
Restricted Stock Units	5/19/2021	—	—	—	2,239	4,478	8,956	—	—	—	473,862
Stock Options	5/19/2021	—	—	—	—	—	—	—	5,725	105.82	236,799
Cash Incentive Awards	N/A	233,750	467,500	935,000	—	—	—	—	—	—	—

Darin S. Harvey
Restricted Stock	5/19/2021	—	—	—	—	—	—	1,097	—	—	116,085
Restricted Stock Units	5/19/2021	—	—	—	1,097	2,194	4,388	—	—	—	232,169
Stock Options	5/19/2021	—	—	—	—	—	—	—	2,806	105.82	116,062
Cash Incentive Awards	N/A	138,125	276,250	552,500	—	—	—	—	—	—	—

Kevin C. Talley
Restricted Stock	5/19/2021	—	—	—	—	—	—	1,064	—	—	112,592
Restricted Stock Units	5/19/2021	—	—	—	1,064	2,127	4,254	—	—	—	225,079
Stock Options	5/19/2021	—	—	—	—	—	—	—	2,720	105.82	112,505
Cash Incentive Awards	N/A	134,875	269,750	539,500	—	—	—	—	—	—	—

Roy E. Moore, Jr.
Restricted Stock	5/19/2021	—	—	—	—	—	—	1,344	—	—	142,222
Restricted Stock Units	5/19/2021	—	—	—	1,344	2,687	5,374	—	—	—	284,338
Stock Options	5/19/2021	—	—	—	—	—	—	—	3,435	105.82	142,079
Cash Incentive Awards	N/A	165,750	331,500	663,000	—	—	—	—	—	—	—

(1)       The amounts shown reflect the estimated payouts for fiscal year 2022 under the Cash Incentive Plan that the respective NEO would be eligible for assuming no use of discretion by the Committee in authorizing such payments. Actual amounts awarded are reflected in the Non-Equity Incentive

Plan Compensation column of the Summary Compensation Table above. For additional information, see discussion above under “— Compensation Discussion and Analysis — Components of Executive Compensation – Fiscal Year 2022— ADS Annual Incentive Compensation.”
 (2)   Amounts in these columns represent the possible range (threshold to target to maximum) of performance-based restricted stock units, which will be settled in shares of Common Stock, that would be earned based on the achievement of pre-established goals for the April 1, 2021 to March 31, 2024 performance period. The number of performance-based restricted stock units earned could be zero if performance is below threshold.
(3)   The amounts shown are based on the aggregate grant date fair value of restricted stock, performance-based restricted stock units and stock options awarded, computed in accordance with FASB ASC Topic 718. We calculated the estimated fair value of each option award on the date of grant using a Black-Scholes option pricing model as described in Note 14 (Stock-Based Compensation) in the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022.

Outstanding Equity Awards at Fiscal Year Ended March 31, 2022
The following table sets forth the unexercised and unvested stock options and restricted stock held by NEOs at fiscal year-end. Each equity grant is shown separately for each NEO.

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options That Are Exercisable Shares	Number of Securities Underlying Unexercised Options That Are Not Exercisable Shares	Option Exercise Price $	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested Shares	Market Value of Shares or Units of Stock That Have Not Vested (5) $	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(7)($)
D. Scott Barbour
Stock Options (1)	9/1/2017	185,827	—	19.75	9/1/2027
Stock Options (2)	5/24/2018	80,030	—	25.75	5/23/2028
Stock Options (2)	5/22/2019	57,292	28,646	27.44	5/21/2029
Stock Options (2)	5/20/2020	19,966	39,932	41.97	5/19/2030
Stock Options (2)	5/19/2021	—	22,900	105.82	5/18/2031
Restricted Stock (4)						5/19	8,351	992,182
Restricted Stock (4)						5/20	12,248	1,455,185
Restricted Stock (4)						5/21	8,955	1,063,944
Restricted Stock Units (6)									50,110	5,953,569
Restricted Stock Units (6)									36,747	4,365,911
Restricted Stock Units (6)									17,909	2,127,768

Scott A. Cottrill
Stock Options (2)	2/8/2017	29,398	—	24.20	3/31/2026
Stock Options (2)	2/8/2017	43,809	—	24.20	3/31/2026
Stock Options (2)	5/24/2018	22,408	—	25.75	5/23/2028
Stock Options (2)	5/22/2019	15,365	7,682	27.44	5/21/2029
Stock Options (2)	5/20/2020	5,508	11,016	41.97	5/19/2030
Stock Options (2)	5/19/2021	—	5,725	105.82	5/18/2031
Restricted Stock (4)						5/19	2,240	266,134
Restricted Stock (4)						5/20	3,379	401,459
Restricted Stock (4)						5/21	2,239	266,016
Restricted Stock Units (6)									13,439	1,596,688
Restricted Stock Units (6)									10,137	1,204,377
Restricted Stock Units (6)									4,478	532,031

Darin S. Harvey
Stock Options (2)	10/15/2018	2,079	—	27.99	10/14/2028
Stock Options (2)	5/22/2019	—	3,906	27.44	5/21/2029
Stock Options (2)	5/20/2020	—	4,647	41.97	5/19/2030
Stock Options (2)	5/19/2021	—	2,806	105.82	5/18/2021
Restricted Stock (4)						5/19	1,139	135,325
Restricted Stock (4)						5/20	1,426	169,423
Restricted Stock (4)						5/21	1,097	130,335
Restricted Stock Units (6)									6,834	811,948
Restricted Stock Units (6)									4,556	541,298
Restricted Stock Units (6)									4,277	508,150
Restricted Stock Units (6)									2,194	260,669

Kevin C. Talley
Stock Options (3)	9/1/2013	46,972	—	13.64	3/31/2023
Stock Options (2)	2/8/2017	15,646	—	24.20	3/31/2026
Stock Options (2)	5/24/2018	8,643	—	25.75	5/23/2028
Stock Options (2)	5/22/2019	7,032	3,515	27.44	5/21/2029
Stock Options (2)	5/20/2020	2,754	5,508	41.97	5/19/2030
Stock Options (2)	5/19/2021	—	2,720	105.82	5/18/2031
Restricted Stock (4)						5/19	1,025	121,780
Restricted Stock (4)						5/20	1,690	200,789
Restricted Stock (4)						5/21	1,064	126,414
Restricted Stock Units (6)									6,150	730,682
Restricted Stock Units (6)									5,069	602,248
Restricted Stock Units (6)									2,127	252,709

Roy E. Moore, Jr.
Stock Options (2)	5/20/2020	3,413	6,824	41.97	5/19/2030
Stock Options (2)	5/19/2021	—	3,435	105.82	5/18/2031
Restricted Stock (4)						12/19	30,367	3,607,903
Restricted Stock (4)						5/20	2,093	248,669
Restricted Stock (4)						5/21	1,344	159,681
Restricted Stock Units (6)									15,050	1,788,091
Restricted Stock Units (6)									11,282	1,340,414
Restricted Stock Units (6)									6,280	746,127
Restricted Stock Units (6)									2,687	319,242

(1)    Stock options issued in 2017 pursuant to the 2017 Incentive Plan, which vested over a three-year period in 33% installments beginning with the first anniversary following the grant date of September 1, 2017.
(2)    Stock options issued in 2018 pursuant to the 2017 Incentive Plan, which vested over a three-year period in 33% installments beginning with the first anniversary following the grant date of May 24, 2018. Stock options issued in 2019 pursuant to the 2017 Incentive Plan, which vest over a three-year period in 33% installments beginning with the first anniversary following the grant date of May 22, 2019. Stock options issued in 2020 pursuant to the 2017 Incentive Plan, which vest over a three-year period in 33% installments beginning with the first anniversary following the grant date of May 20, 2020. Stock options issued in 2021 pursuant to the 2017 Incentive Plan, which vest over a three-year period in 33% installments beginning with the first anniversary following the grant date of May 19, 2021.
(3)    With respect to Mr. Cottrill, stock options issued in 2017 pursuant to the 2013 Plan, which vest over a three-year period in 33% installments each year, beginning with the first anniversary following the grant date. With respect to Mr. Talley, stock options issued in 2013 pursuant to the 2013 Plan, which vest over a five-year period in 20% installments each year, beginning with the first anniversary following the grant date. The vesting terms of these options did not accelerate upon completion of our IPO.
(4)    Restricted stock in the 2019, 2020 and 2021 grants, which vests over a three-year period in 33% installments beginning with the first anniversary following the grant date.
(5)    The market value is the product of $118.81, the closing price of our common shares on the NYSE on March 31, 2022, and the number of unvested stock awards.
(6)    This column includes the restricted stock units as if they were earned at the target level for the April 1, 2019 through March 31, 2022, April 1, 2020 through March 31, 2023 or April 1, 2021 through March 31, 2024 performance period, as applicable (except in the case the Synergy Incentive Award and the IWT Leadership Incentive Award granted to Mr. Moore, which have a performance period of August 1, 2019 to March 31, 2022). The number of restricted stock units earned for this open performance period will be determined at the end of the performance period.
(7)    The market value of the equity awards that have not vested is calculated by multiplying the number of units of stock that have not vested by the closing price of our common stock on March 31, 2022, which was $118.81.
Option Exercises and Stock Vested for Fiscal Year 2022
The following table sets forth for each NEO the exercises of stock options and the vesting of stock awards during fiscal year 2022:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise #	Value Realized on Exercise (1) $	Number of Shares Acquired on Vesting (2) #	Value Realized on Vesting (1) $
D. Scott Barbour	—	—	125,611	13,395,254
Scott A. Cottrill	—	—	35,048	3,737,032
Darin S. Harvey	6,230	504,431	10,808	1,155,698
Roy E. Moore, Jr.	—	—	12,335	1,451,921
Kevin C. Talley	70,703	7,889,556	13,871	1,479,736

(1)    Amounts shown represent (i) with respect to option awards, the difference between the closing price of our common shares on the NYSE on the date of the options’ exercise and the option exercise price, and (ii) with respect to stock awards, the value of the restricted shares that vest based on the closing price of our common shares on the NYSE on the date (or the closing price of our common shares on the NYSE on the next business day in the event the NYSE was closed on the vesting date) the shares vested. The foregoing values do not necessarily equate to cash realized from the sale of shares acquired upon the exercise of options or vesting of restricted stock as shares were not sold on exercise or upon vesting but continue to be held by the NEO.
(2)    Restricted stock other than the 2018, 2019, 2020 and 2021 grants vests over a five-year period in 20% installments each year, beginning with the first anniversary following the grant date. Restricted stock in the 2018, 2019, 2020 and 2021 grants vests over a three-year period in 33% installments beginning with the first anniversary following the grant date. The number of shares listed in this column reflects the total number of shares of restricted stock that vested during fiscal year 2022.
Pension Benefits and Nonqualified Deferred Compensation for Fiscal Year 2022
We do not provide any defined benefit plans or nonqualified deferred compensation plans to our NEOs.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are required to disclose the ratio of the total annual compensation of our CEO to that of our median employee.
In fiscal year 2022, the median employee at Advanced Drainage Systems, Inc. identified through the prescribed eligibility methodology remained employed for the entire fiscal year. The Company believes that there have been no changes to our employee population or employee compensation arrangements that would significantly impact the CEO pay ratio disclosure.

Mr. Barbour served in the capacity of Advanced Drainage Systems, Inc. CEO for the entire period of April 1, 2021 to March 31, 2022 (fiscal year 2022).
In fiscal year 2022, Mr. Barbour’s annual total compensation was $6,388,700, while the median employee’s earnings were $75,407. As a result, the calculated ratio of the CEO’s annual total compensation to the median employee annual total compensation is 85 to 1. The ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
Employment Agreements
Messrs. Barbour, Cottrill, Harvey and Talley have each entered into employment agreement with us, which were negotiated between each NEO and us at arms-length. Certain elements of the compensation payable to our NEOs are set forth in these employment agreements, including initial base salary (subject to periodic adjustment) and scope of incentive compensation and benefits. These employment agreements also require us to make certain payments upon termination or change in control, as set forth below in “— Potential Payments upon Termination or Change in Control.” Mr. Moore's employment is governed by his employment agreement with Infiltrator Water Technologies, LLC, which entity we acquired during fiscal year 2020. A summary of Mr. Moore's employment agreement is set forth below.
D. Scott Barbour. On September 1, 2017, we entered into an executive employment agreement with Mr. Barbour, our President and Chief Executive Officer. The terms of Mr. Barbour’s employment agreement provide for an annual base salary of $900,000 for fiscal year 2022, effective June 1, 2021, an annual incentive plan target goal of 100% of base salary and initial equity awards of restricted stock with a value of $1,100,000 and non-qualified stock options with a value of $1,100,000. Under the agreement, Mr. Barbour is entitled to certain standard benefits, including vacation, sick leave, and life and long and short term disability insurance. Mr. Barbour will also receive certain perquisites consistent with those provided to other senior executive officers, including reimbursement for pre-approved country club or fitness membership dues. Mr. Barbour is also eligible for pre-approved personal use of Company-owned or leased aircraft, subject to reimbursement to the Company of the variable cost of the aircraft for all occupied flight hours associated with routine personal usage. The employment agreement continues until terminated by Mr. Barbour or the Company. The employment agreement also contains customary non-competition and non-solicitation covenants of Mr. Barbour that apply during his employment and within a period of two years following the termination of his employment with us and a confidentiality covenant of indefinite duration.
Scott A. Cottrill. On November 9, 2015, we entered into an employment agreement with Mr. Cottrill, our Chief Financial Officer. The employment agreement provided for an initial employment period ending March 31, 2018. Beginning on January 1, 2018 and each January 1 thereafter, the then remaining term of the employment agreement will be extended automatically for an additional one-year period until termination pursuant to its terms, including termination by either party through notice prior to the January 1 renewal date. Mr. Cottrill’s annual base salary for fiscal year 2022, effective June 1, 2021 was $550,000, and he is entitled to receive annual incentive compensation. The employment agreement also contains customary non-competition and non-solicitation covenants of Mr. Cottrill that apply during his employment and within a period of two years following the termination of his employment with us and a confidentiality covenant of indefinite duration.
Darin S. Harvey. On October 15, 2018, we entered into an employment agreement with Mr. Harvey, our Executive Vice President, Supply Chain. The employment agreement provides for an employment period until termination pursuant to its terms. Mr. Harvey’s annual base salary for fiscal year 2022, effective June 1, 2021 was $425,000, and he is entitled to receive annual incentive compensation. The employment agreement also contains customary non-competition and non-solicitation covenants of Mr. Harvey that apply during his employment and within a period of two years following the termination of his employment with us and a confidentiality covenant of indefinite duration.
Kevin C. Talley. On November 10, 2016, we entered into an employment agreement with Mr. Talley, our Executive Vice President & Chief Administrative Officer. The employment agreement provides for an initial employment period ending March 31, 2019. Beginning on January 1, 2019 and each January 1 thereafter, the then remaining term of the employment agreement will be extended automatically for an additional one-year period until termination pursuant to its terms, including termination by either party through notice prior to the January 1 renewal date. Mr. Talley’s annual base salary for fiscal year 2022, effective June 1, 2021 was $415,000, and he is entitled to receive annual incentive compensation. The employment agreement also contains customary non-competition and non-solicitation covenants of Mr. Talley that apply during his employment and within a period of two years following the termination of his employment with us. It also includes a confidentiality covenant of indefinite duration.
Roy E. Moore, Jr. On May 27, 2015, Mr. Moore entered into an amended and restated employment agreement with Infiltrator Water Technologies, LLC. This agreement was assigned to us in connection with the acquisition of Infiltrator. The employment agreement provides for an initial employment period of one year, ending on May 27, 2016. Beginning at the termination of the initial term, the employment agreement will be extended automatically for an additional one year period, and shall continue until termination pursuant to its terms, including termination by either party through notice at least ninety days prior to the applicable expiration date. Mr. Moore’s annual base salary for fiscal year 2022, effective June 1, 2021, was $510,000, and he is entitled to receive incentive compensation in accordance with plans and arrangements set forth under “Compensation Discussion and Analysis— Components of Executive Compensation.” The employment agreement also contains customary non-competition covenants of Mr. Moore that apply during his employment and within a period of two years following the termination of his employment with us. It also includes a confidentiality covenant of indefinite duration.
Potential Payments upon Termination or Change in Control
We have outstanding employment agreements with each of our NEOs as described above under “— Employment Agreements” which require the payment of certain benefits to each NEO under certain circumstances.
Our employment agreement with Messrs. Barbour and Harvey provide that in the event either executive terminates his employment for good reason or such executive is terminated by the Company for no reason or any reason other than cause, death or disability, the executive shall be entitled to receive payments and benefits as follows:
•For a period of time following the termination date (24 months in the case of Mr. Barbour and 18 months in the case of Mr. Harvey), we will continue to pay the executive’s base salary, and
•after the conclusion of our fiscal year in which the termination occurs, we will make a lump sum cash payment in an amount equal to the executive’s prorated bonus for the fiscal year.
For the purpose of each executive’s employment agreement, “good reason” includes (i) a material reduction in salary; (ii) our action which would adversely affect the executive’s participation in, or materially reduce his benefits under, any material benefit plan or equity incentive plan; (iii) our action which would adversely affect or reduce the executive’s participation in, or materially reduces the maximum potential incentive compensation available to him under any of our material incentive compensation plan or program; (iv) the assignment of the executive to a position of a materially lesser status or degree of responsibility; (v) the assignment of the executive to a primary work location (A) outside the United States or (B) at which (I) neither we nor any of our affiliates maintain a significant manufacturing facility or significant office or (II) by virtue of such location, the ability of the executive to perform his duties and responsibilities to the Company is materially impaired; or a breach by us of any of our material covenants or agreements contained in the executive’s employment agreement. The term “cause” includes (i) substantial and material non-performance of his duties, continued, willful insubordination or other willful and material failure to adhere to any policy of the Company or any of its affiliates; (ii) the willful misappropriation (or attempted willful misappropriation) of any of the funds or property of the Company or any of its affiliates; or (iii) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, (A) a felony, (B) the equivalent thereof, (C) any other crime with respect to which active imprisonment is imposed, or (D) any other crime involving theft, willful misappropriation, embezzlement, fraud or dishonesty.
Our employment agreements with Messrs. Cottrill and Talley identify the following as specified circumstances that would require the payment of certain benefits:
•termination by us at the end of the executive’s initial employment period or renewal period by giving three-month notice,
•termination by us for cause by notice to the executive. “Cause” includes the executive’s non-performance of duties, failure to adhere to our policies, misappropriation of our property, conviction of a felony or equivalent, or other crimes subject to possible imprisonment or involving theft, misappropriation, embezzlement, fraud or dishonesty,
•death or disability,
•termination by the executive at the end of the executive’s initial employment period or renewal period by giving three-month notice, if the executive will have attained the age of 65 years on the employment termination date,
•termination by the executive upon our breach of a material covenant in the employment agreement and failure to cure after receiving notice of such breach,
•termination by the executive for good reason, which includes the following without the executive’s consent: (i) a reduction in base salary; (ii) our action which would adversely affect the executive’s participation in, or materially reduce his benefits under, any material benefit plan or equity incentive plan; (iii) our action which would adversely affect or reduce the executive’s participation in, or materially reduces the target potential incentive compensation available to the executive under any of our material incentive compensation plan or program; (iv) the assignment of the executive to a position of a materially lesser status or degree of responsibility; or (v) the assignment of the executive to a primary work location (A) outside the United States or (B) at which (I) neither we nor our affiliates maintain a significant manufacturing facility or significant office or (II) by virtue of such location, the ability of the executive to perform his duties is materially impaired, and
•termination by us for no reason or for any reason other than mutual agreement for termination or termination for cause.
In the event of termination as a result of the specified circumstances described above, each of Messrs. Cottrill and Talley shall be entitled to receive payments and benefits as follows:
•for the 18 months following the termination date, we will continue to pay the executive’s base salary, subject to reduction by the proceeds actually paid to the executive under any disability insurance policies maintained by us if the termination is due to the executive’s disability, and
•after the conclusion of our fiscal year in which the termination occurs, we will make a lump sum cash payment in an amount equal to the executive’s prorated bonus for the fiscal year.
Our employment agreement with Mr. Moore provides that in the event of termination of Mr. Moore’s employment due to his death or disability, he shall be entitled to a pro-rata portion of his annual bonus under the applicable annual incentive bonus plan for the calendar year in which his termination occurred, payable at the same time bonuses for such year are paid to other senior executives pursuant to such annual incentive bonus plan. If Mr. Moore’s employment is terminated by the Company without cause or due to a non-renewal of the term of his employment agreement by the Company, Mr. Moore shall be entitled to receive payments and benefits as follows:
•we will continue to pay his then-current base salary for 12 months,
•to the extent Mr. Moore elects continuation coverage for health, dental or vision under COBRA, we will pay him an amount equal to the portion of the applicable premium or contribution under COBRA for health, dental and vision coverage that exceeds the amount of the premium or contribution Mr. Moore paid for such coverage as an active employee immediately prior to his termination date, and
•we will pay him an annual bonus under the applicable annual incentive bonus plan for the calendar year in which his termination occurs, payable as if such termination had not occurred.
For the purpose of Mr. Moore’s employment agreement, “cause” includes (i) Mr. Moore’s having been convicted of any crime which involves fraud, embezzlement, theft or dishonesty, or (ii) any substantial failure, inability or refusal to perform, or breach of, his duties as an employee of the Company which remains uncured 30 days after written notice from the

Company, provided that if the breach is of a type which cannot be cured within 30 days despite Mr. Moore’s best efforts to do so, Mr. Moore shall not be in breach if he diligently pursues the cure to completion.
For each of our NEOs, the payment of the above 24, 18 or 12 months base salary is conditioned upon the executive’s release of claims against us.
Our stock option agreements with each NEO under the 2000 Plan and the 2013 Plan provide that (i) upon death or disability of the executive, all the options may be exercised during the one-year period commencing on the date of the executive’s death or disability and (ii) upon termination of employment of the executive for any reason other than for death, disability or for cause, all the vested options may be exercised during the three-month period commencing on the employment termination date. Our stock option agreements with each NEO under the 2017 Incentive Plan provide that (i) upon death or disability of the executive, all the options may be exercised during the one-year period commencing on the date of the executive’s death or disability and (ii) upon termination of employment of the executive for any reason other than for cause, (a) the Compensation Committee may, in its discretion, vest any unvested options and (b) all vested options may be exercised during the three-month period commencing on the employment termination date. Our restricted stock agreements with each NEO under the 2008 Plan provide for the vesting of restricted shares upon death or disability and upon termination by the Company of employment of the executive for any reason other than for death, disability or for cause. The restricted shares, options and time-based portion of performance-based restricted stock units granted to our NEOs under the 2017 Incentive Plan will vest upon death or disability and may, in the Compensation Committee’s discretion, vest upon termination by the Company other than for cause.
Change in Control. Under the 2000 Plan, our stock option agreements with the executives provide that all the options may be exercised by the executives commencing at the time of a “change in control.” A “change in control” for this purpose refers to: (i) our entry into an agreement to merge, consolidate or reorganize into or with another corporation or other legal person, and as a result less than 51% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction will be held in the aggregate by officers, directors and holders of a beneficial interest in our voting securities immediately prior to such transaction; (ii) our entry into an agreement to sell or otherwise transfer all or substantially all of its assets to any other corporation or other legal person, and as a result a beneficial interest in less than 51% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by officers, directors and holders of a beneficial interest in our voting securities immediately prior to such sale or transfer; or (iii) during any continuous 12-month period our stockholders’ sale of or entry into an agreement or agreements to sell to anyone other than us our securities representing 50% or more of our combined voting power at the beginning of such 12-month period.
Under the 2008 Plan, our restricted stock agreements with the executives provide that the restricted shares will vest effective at the time of a “change in control.” A “change in control” for this purpose refers to the occurrence of a transaction or series of transactions following which less than a majority of the voting power of us a successor entity is held by the persons who hold the same with respect to us immediately prior to such transaction or series of transactions.
Under the 2013 Plan, our stock option agreements with the executives provide that all the options may be exercised by the executives commencing at the time of a “change in control.” A “change in control” for this purpose refers to the occurrence of a transaction or series of transactions following which less than a majority of the voting power of us a successor entity is held by the persons who hold the same with respect to us immediately prior to such transaction or series of transactions.
Equity awards made pursuant to the 2017 Incentive Plan are subject to “double-trigger” acceleration upon a “change in control.” Specifically, the 2017 Incentive Plan provides that in the event stock options, restricted shares or restricted stock units are assumed or continued in connection with a change in control transaction and employment is terminated without cause or for good reason within twenty-four (24) months of such change in control, (i) all stock options and restricted shares will vest and become exercisable and (ii) with respect to restricted stock units, all performance goals and/or other vesting criteria shall be deemed achieved at one hundred percent of target levels. In the event of a change in control transaction in which stock options, restricted shares and restricted stock units are not assumed or continued, all such awards may, in the Compensation Committee’s discretion, vest and become exercisable.

Potential Payment. The following table sets forth the payments and benefits that would be received by each NEO in the event a termination of employment or a change-in-control of the Company had occurred on March 31, 2022, over and above any payments or benefits he otherwise would already have been entitled to or vested in on such date under any employment contract or other plan of the Company. The NEO would receive other payments and benefits as well upon termination of employment to which he was already entitled or vested in on such date. The actual amounts to be paid can only be determined at the time of such NEO’s separation from us and could therefore be more or less than the amounts set forth below. For the purposes of the calculations in the table, payments that would be made over time have been presented as a lump sum value.

Name	Severance Payment $	Bonus Payment (4) $	Value of Accelerated Equity (5) $	Total $
D. Scott Barbour
Specified Circumstances (1)	$1,800,000	$1,548,336	$21,941,790	$25,290,126
Other Terminations (2)	$—	$—	$21,941,790	$21,941,790
Change in Control (3)	$—	$—	$21,941,790	$21,941,790

Scott A. Cottrill
Specified Circumstances (1)	$825,000	$714,497	$5,889,446	$7,428,943
Other Terminations (2)	$825,000	$714,497	$—	$1,539,497
Change in Control (3)	$—	$—	$5,889,446	$5,889,446

Darin S. Harvey
Specified Circumstances (1)	$637,500	$414,468	$3,307,564	$4,359,532
Other Terminations (2)	$—	$—	$3,307,564	$3,307,564
Change in Control (3)	$—	$—	$3,307,564	$3,307,564

Kevin C. Talley
Specified Circumstances (1)	$622,500	$404,716	$2,814,354	$3,841,570
Other Terminations (2)	$622,500	$404,716	$—	$1,027,216
Change in Control (3)	$—	$—	$2,814,354	$2,814,354

Roy E. Moore Jr.
Specified Circumstances (1)	$510,000	$557,432	$8,779,104	$9,846,536
Other Terminations (2)	$—	$557,432	$8,779,104	$9,336,536
Change in Control (3)	$—	$—	$8,779,104	$8,779,104

(1)    In the case of Messrs. Barbour and Harvey, Specified Circumstances include termination by the executive of his employment for good reason or termination by the Company for no reason or any reason other than cause, death or disability (as all such terms are defined in the executive’s employment agreement); provided that the executive’s equity awards will not accelerate if he elects to terminate his employment for good reason. In the case of Messrs. Cottrill and Talley, Specified Circumstances include termination (i) by the Company at the end of the respective employment period, (ii) upon the death of the respective NEO, (iii) upon the disability of the respective NEO, and (iv) by the Company for no reason or any other reason other than mutual agreement or termination for cause. In the case of Mr. Moore, Specified Circumstances include termination (i) by the Company at the end of the respective employment period and (ii) by the Company without cause.
(2)    In the case of Messrs. Barbour, Harvey and Moore, Other Terminations include termination upon death or disability. In the case of Messrs. Cottrill and Talley, Other Terminations include termination (i) by the NEO at the end of the respective employment period if such NEO has obtained the age of sixty-five (65), (ii) by the NEO following a breach by the Company of any of its material covenants or agreements contained in the NEO’s employment agreement not otherwise cured and (iii) by the NEO for good reason (as such term is described above).
(3)    The Company does not provide special change-in-control benefits to NEOs. The Company’s only change-in-control arrangement is accelerated vesting of certain equity awards. No NEO is entitled to any payment or accelerated benefit in connection with a change-in-control of the Company, except for accelerated vesting of stock options granted, restricted stock granted and restricted stock units granted under the (i) 2000 Stock Option Plan, (ii) the 2008 Restricted Stock Plan (iii) the 2013 Stock Option Plan or (iv) 2017 Stock Incentive Plan. Change-in-Control is defined above. The stock options, restricted shares and restricted stock units granted to Mr. Barbour under the 2017 Incentive Plan may, in the Compensation Committee’s discretion, vest and become exercisable in the event such awards are not assumed or continued or, if the stock options are assumed or continued, in the event Mr. Barbour’s employment is terminated without cause or for good reason within twenty-four (24) months of such change in control.
(4)    Amount reflects accrued bonus for fiscal year 2022.
(5)    Amounts include the acceleration of stock options, calculated by multiplying the number of shares underlying each stock option whose vesting would be accelerated or that would vest during the notice period, as the case may be, by the difference between $118.81, the closing price of our common shares on the NYSE on March 31, 2022, and the exercise price of the in-the-money accelerated stock options. Acceleration of restricted stock are also included and were calculated by multiplying the number of shares underlying each unit of restricted stock whose vesting would be accelerated by $118.81. Acceleration of restricted stock units are also included and were calculated by multiplying the number of RSUs held by the NEO, assuming achievement of the applicable performance goal at 100% of the target, by $118.81.

Equity-Based Incentive Plans
Prior Plans
Equity awards made by the Company prior to fiscal year 2018 are governed by the 2000 Incentive Stock Option Plan, the 2008 Restricted Stock Plan or the 2013 Stock Option Plan, as applicable (collectively, the “Prior Plans”). The Prior Plans are described below. No further awards will be made under the Prior Plans.
2000 Incentive Stock Option Plan
Options granted pursuant to the 2000 Plan constitute incentive stock options for federal income tax purposes. Any option granted pursuant to the 2000 Plan must be granted within 10 years from the effective date of its adoption. As of September 2008, further grants under the 2000 Plan were discontinued, although existing stock option grants continue to vest.
Shares Under the Plan. The maximum aggregate number of shares available to be issued under the 2000 Plan was 4,707,000, subject to adjustment in the event of changes in our capitalization. As of March 31, 2022, options to purchase 13,414 shares of our common stock were still outstanding and no shares of our common stock were available for future grant under the 2000 Plan. The maximum aggregate fair market value (determined as of the time the option is granted) of all stock with respect to which incentive stock options may be exercisable by an optionee for the first time in any calendar year under the 2000 Plan and any of our other incentive stock option plans cannot exceed $100,000. Shares issued under the 2000 Plan may be authorized and unissued shares or shares held by us in our treasury.
Eligibility. Officers and other key employees of the Company and its subsidiaries, as selected from time to time by the Board, shall be eligible to be granted options under the 2000 Plan.
Terms and Conditions of Options. Each option will be evidenced by a written option agreement in such form as approved by our Board. The option agreement may contain conditions for grant of options (such as an employee’s entry into an employment agreement with us or such employee’s agreement on continued employment with us) and adjustment of the underlying shares upon changes in our capitalization. The option agreement shall set forth the number of underlying shares, option price no less than 100% of the fair market value of the underlying share as of the date of grant, period of exercise no longer than 10 years after the date of grant, and dates and conditions for exercise of the option. The option price may be paid in cash, shares of our common stock, a combination of cash and shares or such other consideration as determined by our Board. Prior to August 12, 2014, when our Board terminated the reload feature of the 2000 Plan, if an optionee exercised an option and paid some or all of the option price with shares of our common stock, such optionee was granted a reload option to purchase the number of shares equal to the number of shares used as payment of the option price, subject to adjustment made pursuant to the limitations on the number of shares available for grant under the 2000 Plan. Pursuant to the terms of each incentive stock option award agreement, the vesting for all option awards accelerated and became fully vested upon completion of our IPO.
2008 Restricted Stock Plan
The purpose of the 2008 Plan is to afford an incentive to, and encourage stock ownership by, our key employees so that such employees may acquire or increase their proprietary interest in our success and be encouraged to remain in our employ. Awards under the 2008 Plan must have been made before September 15, 2018.
Administration. Our Board supervises the administration of the 2008 Plan. Subject to the provisions of the 2008 Plan, the Board has conclusive authority to construe the 2008 Plan and any restricted stock agreement entered thereunder, and to establish and amend the administrative policies for the administration of the 2008 Plan.
Eligibility. Any of our or our subsidiaries’ directors or employees is eligible to participate in the 2008 Plan.
Shares Available. The maximum aggregate number of shares available to be issued under the 2008 Plan was 1,012,005 subject to adjustment in the event of changes in our capitalization. Such shares must be made available solely from our treasury shares. As of March 31, 2022, no restricted shares of our common stock were available for future grant under the 2008 Plan.
Participation. Our Board will select participants and determine the terms of the awards under the 2008 Plan, which will be set forth in a restricted stock agreement.
Terms of Awards. The awards of restricted stock will be subject to the terms and restrictions as determined by our Board, which may also modify, or accelerate the termination of, such restrictions. During the period in which any shares are subject to restrictions, the Board may grant to the recipient of the award all or any of the rights of a stockholder with respect to such shares, including the right to vote and to receive dividends. The 2008 Plan authorizes our Board (i) to grant awards to any participant calculated as a percentage of such participant’s base pay and (ii) to determine the amount of such award based on achievement of a target. In addition, the Board may choose, at the time of the grant of an award, to include as part of such award an entitlement to receive dividends or dividend equivalents, subject to such terms and restrictions as the Board may establish. The grant of awards is contingent upon the participant’s execution of an executive responsibility agreement, or such other non-competition, non-solicitation and/or nondisclosure agreement as we may require.
Amendment. We may, by action of our Board, amend or terminate the 2008 Plan at any time, or, by action of the Board with the consent of the anticipant, to amend or terminate any outstanding award of restricted stock.
2013 Stock Option Plan
The purpose of the 2013 Plan is to afford an incentive to, and encourage stock ownership by, our officers and other key employees so that such employees may acquire or increase their proprietary interest in our success and be encouraged to remain in our employ. Options granted pursuant to the 2013 Plan will not constitute incentive stock options for the federal income tax purposes unless expressly designated by our Board. Any option granted pursuant to the 2013 Plan must be granted within 10 years from the effective date of its adoption.
Shares Under the Plan. The maximum aggregate number of shares available to be issued under the 2013 Plan was 3,323,142, subject to adjustment in the event of changes in our capitalization. As of March 31, 2022, options to purchase 214,212 shares of our common stock were still outstanding and no shares of our common stock were available for future grant under the 2013 Plan. On May 7, 2014, our Board authorized an amendment to the 2013 Plan that increased the maximum aggregate number of shares available to be issued under the 2013 Plan by 969,642 shares from 2,353,500 shares to 3,323,142 shares. The maximum aggregate fair market value (determined as of the time the option is granted) of all stock with respect to which incentive stock options may be exercisable by an optionee for the first time in any calendar year under the 2013 Plan and any of our other incentive stock option plans cannot exceed $100,000. Shares issued under the 2013 Plan may be authorized and unissued shares or shares held by us in our treasury.
Administration. Our Board administers the 2013 Plan. Subject to the provisions of the 2013 Plan, the Board has the discretion to determine the employees to be granted options and the number of shares subject to each option (except that options granted to members of the Board are subject to the approval of a majority of our disinterested directors), the time to grant options, the option price, the time and duration to exercise the options. Subject to the terms of the 2013 Plan, the Board also has the discretion to specify additional conditions to the grant and exercise of any option as well as interpret the provisions of, and any option granted under, the 2013 Plan.
Eligible Employees. Options will be granted to our officers and other key employees as our Board selects from time to time. However, for any incentive stock options, (i) no employee can be granted an option if such employee owns stock possessing more than 10% of the total combined voting power of all classes of stock of ours or of any of our subsidiaries unless the option price is at least 110% of the fair market value of the underlying shares and such option is not exercisable after the expiration of five years from the date such option is granted, and (ii) such employees must execute a non-competition and non-disclosure agreement in order to receive grant of the options.
Terms and Conditions of Options. Each option will be evidenced by a written option agreement in such form as approved by our Board. The option agreement may contain conditions for grant of options (such as an employee’s entry into an employment agreement with us or such employee’s agreement on continued employment with us) and adjustment of the underlying shares upon changes in our capitalization. The option agreement shall set forth the number of underlying shares, option price no less than 100% of the fair market value of the underlying share as of the date of grant, period of exercise no longer than 10 years after the date of grant, and dates and conditions for exercise of the option. The option price may be paid in cash, shares of our common stock, a combination of cash and shares or such other consideration as determined by our Board. Prior to August 12, 2014, when our Board terminated the reload feature of the 2013 Plan, if an optionee exercised an option and paid some or all of the option price with shares of our common stock, such optionee was granted a reload option to purchase the number of shares equal to the number of shares used as payment of the option price, subject to adjustment made pursuant to the limitations on the number of shares available for grant under the 2013 Plan. Option awards under the 2013 Plan did not fully vest or further accelerate upon completion of our IPO.
Amendment. Our Board may, with respect to any shares of our common stock not subject to options at such time, discontinue or amend the 2013 Plan in any respect as it deems advisable. However, without the approval of our stockholders, the Board cannot increase the aggregate number of shares subject to the 2013 Plan, change the eligibility of employees for participation in the 2013 Plan, issue options with an option price of less than 100% of the fair market value of the shares, or make other amendments which will cause options issued to fail to qualify as incentive stock options for the federal income tax purposes.
2017 Omnibus Incentive Plan
The 2017 Incentive Plan governs any equity award grant made on or after April 1, 2017. The 2017 Incentive Plan implements an important part of our compensation philosophy regarding paying for performance. The 2017 Incentive Plan allows us to continue to provide an appropriate mix of compensation and provide management and the compensation and management development committee with flexibility and discretion to evolve our compensation philosophy, awards and program from year to year.
Types of Awards. The 2017 Incentive Plan provides for the award of stock options, restricted stock, restricted stock units, stock appreciation rights (“SARs”), phantom stock, cash-based awards, performance awards (which may take the form of performance cash, performance units or performance shares) and other stock-based awards. Subject to the terms of the 2017 Incentive Plan, the compensation and management development committee has discretion to determine the form and amount of the award, and the terms and conditions under which the award is granted. Under no circumstances may the compensation and management development committee award options or grants in excess of the share pool then available.
Eligible Participants. Persons eligible to participate in the 2017 Incentive Plan include employees of the Company and its subsidiaries, non-employee directors, consultants and advisors, as selected by the compensation and management development committee.
Shares Under the Plan. The maximum aggregate number of shares available to be issued under the 2017 Plan is 3,500,000, subject to adjustment in the event of changes in our capitalization. As of March 31, 2022, options to purchase 943,926 shares of our common stock were still outstanding and 2,649,222 shares of our common stock were available for future grant under the 2017 Plan.
Plan Administration. The 2017 Incentive Plan is administered by the compensation and management development committee.
Limitations on Individual Awards. No individual may (a) be granted stock options (nonqualified & incentive stock options) and SARs during any 12-month period with respect to more than 1,000,000 shares; (b) be granted other share-based awards during any calendar year with respect to more than 500,000 shares that may be earned for each 12 months in the vesting period or performance period; or (c) receive awards denominated in cash during any calendar year having an aggregate dollar value in excess of $5 million that may be earned for each 12 months in the performance period. The foregoing limits, contained in Section 11.5 of the 2017 Incentive Plan, apply only to awards intended to comply with the performance-based compensation exception under Internal Revenue Code Section 162(m) that provides the Company with tax deductions for eligible performance-based compensation paid to certain employees in excess of $1 million. The 2017 Incentive Plan authorizes the compensation and management development committee to grant awards that are not subject to such limits if such committee does not intend such awards to qualify for the Internal Revenue Code

Section 162(m) performance-based compensation exception. The Internal Revenue Code Section 162(m) performance- based compensation provisions of the 2017 Incentive Plan no longer apply to such performance awards since the Tax Cuts and Jobs Act of 2017 repealed such performance-based compensation tax deductions except for performance- based compensation awards pursuant to a written binding contract in effect on November 2, 2017 that wasn’t subsequently materially modified. There were no Internal Revenue Code Section 162(m) performance-based compensation awards made under the 2017 Incentive Plan pursuant to a written binding contract in effect on November 2, 2017. In addition, during no fiscal year shall the aggregate amount of all compensation granted to a non-employee director exceed $500,000.
Employee Stock Ownership Plan
We sponsor a tax-qualified employee stock ownership plan and trust, or the ESOP, that covers our legacy ADS employees who meet certain service requirements, including all of our NEOs (other than Mr. Moore). The ESOP was established effective April 1, 1993, and was originally funded with a 30-year term loan from us as well as a transfer of assets from our Profit Sharing Retirement Plan, both of which were used to purchase shares of our convertible preferred stock. The loan is secured by a pledge of unallocated convertible preferred stock purchased by the ESOP with such loan proceeds that has not yet been released from the pledge (as a result of ESOP payments on the loan) and allocated to participants’ ESOP accounts. The ESOP operates as a leveraged ESOP and was designed to enable eligible employees to acquire stock ownership interests in us by virtue of their accounts under the ESOP. On March 31, 2022, the ESOP repaid its loan in full, which resulted in the end of the pledge and the allocation, as of March 31, 2022, of such pledged shares of convertible preferred stock among the ESOP accounts of participants. For a description of the ESOP, see Note 13 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K, for the fiscal year ended March 31, 2022.
AUDIT COMMITTEE MATTERS
PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2023
Deloitte & Touche LLP served as independent registered public accounting firm to the Company in fiscal year 2022 and has been selected to serve in such capacity in fiscal year 2023. The Board has directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.
Stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm in the future. In such event, the Audit Committee may retain Deloitte & Touche LLP, notwithstanding that the stockholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Vote Required
The affirmative vote of a majority of the shares present or participating by proxy and entitled to vote is required for approval. Abstentions will have the same effect as votes against the proposal. This proposal is a discretionary item and, thus, NYSE member brokers that do not receive instructions from beneficial owners may vote your shares in their discretion. Therefore, there will be no broker non-votes on this proposal.

Board Recommendation
The Board recommends that you vote “FOR” the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending March 31, 2023. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.
OTHER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION
Appointment of Independent Registered Public Accounting Firm
The Audit Committee has sole responsibility for appointing the Company’s independent registered public accounting firm, but will consider the outcome of the stockholder vote on ratification of any appointment.
Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since 2003 and is expected to continue as the Company’s auditors for the fiscal year 2023. In accordance with its responsibilities under its charter and the NYSE listing standards, the Audit Committee will assess periodically the advisability of rotating audit firms for audits in future years. Representatives of Deloitte & Touche LLP will attend the Annual Meeting via webcast. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Fees
The Audit Committee has sole responsibility, in consultation with management, for approving the terms and fees for the engagement of the independent registered public accounting firm for audits of the Company’s financial statements and internal control over financial reporting. In addition, the Audit Committee must preapprove all audit, audit-related and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit, audit-related and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.
For the fiscal years ended March 31, 2022 and 2021, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates billed or will bill the Company fees as follows:

Fiscal Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Services
2022	$2,690,000	$15,000	$21,000	$4,000
2021	$3,141,000	$10,000	$15,000	$4,000
Fees noted in “Audit Fees” in fiscal years 2022 and 2021 represent fees for the audits of the annual consolidated financial statements as of and for the years ending March 31, 2022 and 2021; and reviews of the interim financial statements included in quarterly reports and services normally provided by the independent registered public accounting firm in connection with statutory filings.
“Audit-Related Fees” in fiscal years 2022 and 2021 represent fees related to work performed in connection with registration statements and other correspondence with the SEC.
“Tax Fees” in fiscal year 2021 represents fees for international tax compliance services.
Fees noted in “All Other Services” in fiscal years 2022 and 2021 represent an annual subscription for access to the on-line accounting research tool of Deloitte.
The Audit Committee has approved all non-audit services described above and has concluded that the provision of these non-audit services is compatible with maintaining Deloitte & Touche LLP’s independence.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee has reviewed and discussed with the Company’s management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the audited financial statements of the Company for the fiscal year ended March 31, 2022. The Audit Committee has also discussed with Deloitte & Touche LLP all matters required by the Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the communications of Deloitte & Touche LLP concerning independence and has discussed with Deloitte & Touche LLP their independence.
Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Robert M. Eversole, Chair Anesa T. Chaibi Michael B. Coleman Alexander R. Fischer Tanya Fratto

STOCK OWNERSHIP INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Stock Ownership by Directors and Executive Officers
The following table sets forth beneficial ownership of shares of common stock of the Company by (i) persons believed by us to beneficially own more than 5% of the outstanding shares, based on our review of SEC filings, (ii) all directors and nominees, (iii) the named executive officers included in the Summary Compensation Table in this Annual Report on Form 10-K, and (iv) all directors, nominees, and executive officers as a group (as of May 18, 2022).

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Greater than 5% Stockholders
The Vanguard Group (1) 455 Devon Park Drive Valley Forge, PA 19087	4,761,043	5.93%
KSOP (2) c/o Advanced Drainage Systems, Inc. 4640 Trueman Boulevard Hilliard, Ohio 43026	12,021,971	12.47%
Berkshire Partners Holdings LLC (3) 200 Clarendon Street, 35th Floor Boston, Massachusetts 02116	6,493,367	7.70%
Directors and Named Executive Officers (not listed above):
D. Scott Barbour (4)	579,834	*
Scott A. Cottrill (5)	182,994	*
Roy E. Moore, Jr. (6)	117,101	*
Darin S. Harvey (7)	18,809	*
Kevin C. Talley (8)	120,596	*
Anesa T. Chaibi	3,112	*
Michael B. Coleman	7,682	*
Robert M. Eversole	53,648	*
Alexander R. Fischer	19,090	*
Tanya Fratto	24,966	*
Kelly S. Gast	—	—
M.A. (Mark) Haney	13,720	*
Ross M. Jones (9)	6,503,874	7.71%
C. Robert Kidder	38,680	*
Carl A. Nelson, Jr.	26,092	*
Manuel J. Perez de la Mesa	11,040	*
Anil Seetharam (10)	6,495,174	7.70%
All directors, nominees and executive officers as a group (21 persons) (11)	7,933,453	9.33%
*    Less than 1%

(1)    We obtained the information regarding share ownership from the Schedule 13G/A filed February 9, 2022 by The Vanguard Group, which reported sole dispositive power as to 4,677,962 shares of common stock and shared dispositive power as to 83,081 shares of stock as of December 31, 2021.
(2)    Consists of shares of common stock held in the KSOP.
(3)    As reflected on the Form 4 filed with the SEC on December 16, 2021. Represents (i) 6,367,265 shares held by Berkshire Fund IX, L.P. ("BF IX"), Berkshire Fund IX-A, L.P. ("BF IX-A"), Stockbridge Fund, L.P. ("SF"), Stockbridge Absolute Return Fund, L.P. ("SARF") and certain other accounts, (ii) 63,995 shares held by Berkshire Investors III LLC (“BI III”), and (iii) 62,107 shares held by Berkshire Investors IV LLC (“BI IV”). Ninth Berkshire Associates LLC ("9BA") is the general partner of BF IX and BF IX-A, and Stockbridge Associates LLC ("SA") is the general partner of SF and SARF. Berkshire Partners LLC ("BP") is the investment adviser to BF IX and BF IX-A and the investment manager of BI III and BI IV, and Stockbridge Partners LLC ("SP") is the investment adviser to SF, SARF and such certain other accounts. Berkshire Partners Holdings LLC ("BPH") is the general partner of BPSP, L.P. ("BPSP"), which is the managing member of BP and SP. As the general partner of BPSP, BPH may be deemed to beneficially own shares of common stock that are beneficially owned by BPSP. BPH, BPSP, BP, SP, 9BA and SA are under common control and may be deemed to be, but do not admit to being, a group for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. Each of BPH, BPSP, BP, SP, 9BA and SA disclaims beneficial ownership of any shares of common stock except to the extent of its pecuniary interest therein.

(4)    Includes (i) 29,544 shares held directly by Mr. Barbour, (ii) 8,920 shares held by Mr. Barbour’s revocable trust, (iii) 10,000 shares held by a revocable trust for the benefit of Mr. Barbour’s spouse, of which Mr. Barbour has shared voting and investment power, (iv) 82,000 shares held by Mr. Barbour’s irrevocable trust, and (v) 50,000 shares held by an irrevocable trust for Mr. Barbour’s spouse, of which Mr. Barbour has shared voting and investment power.
(5)    Includes, with respect to Scott A. Cottrill, 43,549 shares of common stock directly owned by Mr. Cottrill, 7,858 restricted shares of common stock owned by Mr. Cottrill as to which Mr. Cottrill has sole voting power, and 131,587 shares of common stock issuable upon the exercise of vested stock options (or vesting within 60 days of March 31, 2022).
(6)    Includes, with respect to Roy E. Moore, Jr., 75,327 shares of common stock directly owned by Mr. Moore, 33,804 restricted shares of common stock owned by Mr. Moore as to which Mr. Moore has sole voting power, and 7,970 shares of common stock issuable upon the exercise of vested stock options (or vesting within 60 days of March 31, 2022).
(7)    Includes, with respect to Darin S. Harvey, 5,903 shares of common stock directly owned by Mr. Harvey, 3,662 restricted shares of common stock owned by Mr. Harvey as to which Mr. Harvey has sole voting power, and 9,244 shares of common stock issuable upon the exercise of vested stock options (or vesting within 60 days of March 31, 2022).
(8)    Includes, with respect to Kevin C. Talley, 28,594 shares of common stock directly owned by Mr. Talley, 3,779 restricted shares of common stock owned by Mr. Talley as to which Mr. Talley has sole voting power, and 88,223 shares of common stock issuable upon the exercise of vested stock options (or vesting within 60 days of March 31, 2022).
(9)    Includes, with respect to Ross M. Jones, (i) 15,865 shares of common stock directly owned by Mr. Jones, and (ii) 6,493,367 shares of common stock indirectly owned by Berkshire Partners Holdings LLC and related entities. Mr. Jones is a managing member of Berkshire Partners Holdings LLC and certain of its related entities that beneficially own shares of common stock. By virtue of the relationships described in the preceding sentences, Mr. Jones may be deemed to share beneficial ownership with respect to the shares held by Berkshire Partners Holdings LLC and related entities. Mr. Jones disclaims beneficial ownership of the shares of common stock held by Berkshire Partners Holdings LLC and related entities, except to the extent of his pecuniary interest therein.
(10)    Includes, with respect to Anil Seetharam, (i) 1,807 shares of common stock directly owned by Mr. Seetharam, and (ii) 6,493,367 shares of common stock indirectly owned by Berkshire Partners Holdings LLC and related entities. Mr. Seetharam is a managing member of Berkshire Partners Holdings LLC and certain of its related entities that beneficially own shares of common stock. By virtue of the relationships described in the preceding sentences, Mr. Seetharam may be deemed to share beneficial ownership with respect to the shares held by Berkshire Partners Holdings LLC and related entities. Mr. Seetharam disclaims beneficial ownership of the shares of common stock held by Berkshire Partners Holdings LLC and related entities, except to the extent of his pecuniary interest therein.
(11)    Includes Robert M. Klein, Thomas J. Waun, Sr., Brian W. King and Michael G. Huebert, each of which is an executive officer but not a named executive officer.
The following table sets forth information as of May 17, 2022 with respect to the beneficial ownership of shares of common stock held in the KSOP.

Title of Class	Shares Beneficially Owned	Percentage of Class
Common Stock Held in KSOP	12,021,971	12.47%
EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes equity compensation plan information as of March 31, 2022 for the 2000 Incentive Stock Option Plan, the 2008 Restricted Stock Plan, the 2013 Stock Option Plan and the 2017 Omnibus Incentive Plan, all of which are stockholder approved.

	Equity Compensation Plan Information
Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,821,206	$34.16	2,649,222
Equity compensation plans not approved by security holders	—	$—	—
Total	1,821,206	$34.16	2,649,222
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
We have entered into a registration rights agreement (the “Registration Rights Agreement”) with certain of our stockholders, including our former Chief Executive Officer. The Registration Rights Agreement grants to certain of our stockholders the right to cause us, generally at our own expense, to use our reasonable best efforts to register certain of our securities held by such stockholders for public resale, subject to certain limitations. In the event we register any of our common stock, certain of our stockholders also have the right to require us to use our reasonable best efforts to include in such registration statement shares of our common stock held by them, subject to certain limitations, including as determined by the underwriters. The Registration Rights Agreement also provides for us to indemnify certain of our stockholders and their affiliates in connection with the registration of our common stock.
We have entered into indemnification agreements with our directors and senior officers. The indemnification agreements provide the directors and senior officers with contractual rights to the indemnification and expense advancement rights provided under our amended and restated bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.
Policies and Procedures for Related Party Transactions
Our Board has adopted a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person. The nominating and corporate governance committee of our Board will review related party transactions.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company, during the fiscal year ended March 31, 2022, or with respect to such fiscal year, all Section 16(a) filing requirements were met, with the exception of a late Form 4 filing on June 21, 2021 by Thomas J. Waun, Sr., Senior Vice President, to report the forfeiture of 175 shares of the Company’s common stock on June 14, 2021 in order to satisfy tax obligations in connection the vesting of restricted stock.
PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION
As described in detail under the heading “Compensation Discussion & Analysis” and in the compensation tables and narrative disclosures that accompany the compensation tables, the Company’s compensation program for the named executive officers is designed to attract, motivate and retain talented executives who will provide leadership for the Company’s success. Under this program, the named executive officers are rewarded for individual and collective contributions to the Company consistent with a “pay for performance” orientation. Furthermore, the executive officer compensation program is aligned with the nature and dynamics of the Company’s business, which focuses management on achieving the Company’s annual and long-term business strategies and objectives. The compensation and management development committee regularly reviews the executive compensation program to ensure that it achieves the desired goals of emphasizing long-term value creation and aligning the interests of management and stockholders through the use of equity-based awards. The Board has currently determined to hold the advisory vote on executive compensation each year, meaning that after the 2022 Annual Meeting of Stockholders, the next advisory vote on executive compensation will be held at the 2023 Annual Meeting.
The Company is asking the stockholders to indicate their support for the Company’s named executive officer compensation as described in this Proxy Statement. Accordingly, the Company asks the stockholders to vote “FOR” the following resolution at the 2022 Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders, including the Compensation Discussion & Analysis, the Summary Compensation Table and the other related tables and disclosure.”

As an advisory vote, this proposal is not binding upon the Company. However, the compensation and management development committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.
Vote Required
Although the vote is non-binding, the Company will consider the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on the proposal as approval of the compensation of the Company’s named executive officers. Abstentions will have the same effect as a vote “against” this proposal and broker non-votes will have no effect on the outcome of this proposal.
Board Recommendation
The Board recommends a vote “FOR” the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.
PROPOSAL FOUR: ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
As described in Proposal Three above, the Company’s stockholders are being provided the opportunity to cast an advisory vote on the Company’s compensation of its named executive officers. Pursuant to Section 14A of the Exchange Act of the 1934 (which was added by the Dodd-Frank Act), the Company must also permit stockholders to cast an advisory vote on how often the Company should include an advisory vote on the Company’s compensation of its named executive officers in its proxy materials for future annual stockholder meetings (or special stockholder meetings for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal Four, stockholders may vote to have the non-binding advisory vote on the Company’s compensation of its named executive officers every year, every two years or every three years.
The Board believes that the advisory vote on compensation for the Company’s named executive officers should be conducted every year so that stockholders may annually express their views on the Company’s compensation principles, policies and practices.
Vote Required
As an advisory vote, this proposal is non-binding. However, the Company will consider the outcome of the vote when deciding the frequency with which to present to stockholders for a non-binding vote on the compensation of the Company’s named executive officers. The option of one year, two years, or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Abstentions and broker non-votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal.
Board Recommendation
The Board recommends a vote for “ONE YEAR” with respect to how frequently a non-binding stockholder vote to approve the compensation of the Company’s named executive officers should occur. Stockholders should be aware that they are not voting “for” or “against” the recommendation of the Board to hold an annual advisory vote on executive compensation. Rather, stockholders will be casting votes to recommend an advisory vote on executive compensation ever year, once every two years, or once every three years, or they may abstain entirely from voting. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

PROPOSAL FIVE: APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN
On May 18, 2022, the Board, upon recommendation of the Compensation Committee, adopted and approved the Advanced Drainage Systems, Inc. Employee Stock Purchase Plan (the “ESPP”), subject to approval by the stockholders.
The Board believes that adoption of the ESPP will advance and promote the interests of the stockholders of the Company by offering to eligible employees of ADS and its designated subsidiaries (together, the “Participating Subsidiaries”) the opportunity to acquire an ownership interest, or to increase their ownership interest, in the Company. The ESPP will provide a means for a broad base of employees to voluntarily acquire ADS common stock, $0.01 par value per share (“common stock”) and thereby further align their interests with those of the Company’s stockholders.
The ESPP consists of two components, the Code Section 423 Component and the Non-Code Section 423 Component. The Code Section 423 Component of the ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be interpreted in a manner that is consistent with the requirements of Code Section 423. The Non-Code Section 423 Component of the ESPP is not intended to qualify under Section 423 of the Code, and common stock purchase rights shall be granted pursuant to separate offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Compensation Committee and designed to achieve tax, securities laws or other compliance objectives for eligible employees of Participating Subsidiaries outside of the United States. Except as otherwise provided in the ESPP, the Non-Code Section 423 Component of the ESPP will operate and be administered in the same manner as the Code Section 423 Component of the ESPP subject to compliance with foreign countries’ laws. Offerings intended to be made under the Non-Code Section 423 Component of the ESPP will be designated as such by the Compensation Committee at or prior to the time of such Offering.
By approving the ESPP, the Company’s stockholders set aside a fixed reserve of common stock that will be available to eligible employees of ADS and Participating Subsidiaries to purchase based on the terms and conditions of the ESPP.
If this Proposal 5 is approved by stockholders, the ESPP will become effective on July 21, 2022, the date of the Annual Meeting. In the event that stockholders do not approve this Proposal 5, the ESPP will not become effective.
Material Features of the ESPP
The following summary of the material features of the ESPP is qualified in its entirety by reference to the complete text of the ESPP in Annex A of this Proxy Statement.
Administration
The ESPP will be administered by a committee appointed by the Board (the “Committee”) with full authority to administer, interpret, and modify the terms of the ESPP and to make rules as necessary for administration of the ESPP.
Stock Subject to the ESPP
A total of 400,000 shares of common stock is reserved for purchase and issuance under the ESPP. This share reserve is subject to adjustment in the event of a stock split, stock dividend or other similar change in the common stock or the capital structure of the Company. There is no evergreen provision, meaning the ESPP share limit will not increase without stockholder approval. The 400,000 shares of common stock reserved for purchase and issuance under the ESPP is less than 1% of the Company’s 84,896,721 issued and outstanding shares of common stock as of May 27, 2022, the record date for the 2022 Annual Meeting.
Term of the ESPP
If approved by the ADS stockholders, the ESPP will continue until the earlier of (i) the date the ESPP is terminated by the Committee, or (ii) the ten (10) year anniversary of its July 21, 2022 effective date.

Eligibility
An eligible employee is an employee who (i) has been employed by the Company or a Participating Subsidiary for at least one (1) year, and (ii) is customarily employed for at least twenty (20) hours per week.
The Committee will designate which subsidiaries of ADS will participate in the ESPP as Participating Subsidiaries. ADS and the following subsidiaries are expected to participate in the ESPP for the offering periods scheduled to commence after the July 21, 2022 effective date: EZflow L.P.; Infiltrator Water Technologies, LLC; Presby Plastics, Inc.; ISI Pipe, LLC; Delta Treatment Systems LLC, Spartan Concrete Inc.; ADS Ventures, Inc.; Jet Polymer Recycling, Inc.; and The Traylor Group, Inc. As of May 27, 2022, approximately 5,015 employees of ADS and those subsidiaries would have been eligible to participate in the ESPP if it had been in effect on such date.
As a Code Section 423 employee stock purchase plan, all eligible employees must have equal rights and privileges under the ESPP, and the terms of the ESPP must be administered uniformly for all eligible employees.
Offering Period
The Committee has discretion to determine the start and duration of offering periods under the ESPP, but in conformance with the rules under Code Section 423 an offering period may not exceed twenty-seven (27) months. Unless the Committee determines otherwise, shares of common stock will be offered for purchase under the ESPP through a series of consecutive biannual offerings beginning on each January 1 and July 1, and ending on the immediately following June 30 and December 31, respectively, with the first offering period anticipated to commence on January 1, 2023.
On the first trading day of each offering period (the “Offering Date”), a participating employee is granted a purchase right, which is automatically exercised on the last trading day of the offering period (the “Purchase Date”). During an offering period, pre-authorized payroll deductions are made from the participants’ compensation and credited to them under the ESPP. The ESPP is unfunded and all participant crediting under the ESPP consists of bookkeeping only credits. When a purchase right is automatically exercised, the amount of the participant’s payroll deductions for the offering period is automatically used to purchase shares of common stock on the Purchase Date.
Purchase Price
For the initial offering period anticipated to commence January 1, 2023, the price per share to purchase shares of common stock under the ESPP will an amount equal to the lesser of (i) eighty-five percent (85%) of the fair market value of a share of common stock on the Offering Date, or (ii) eighty-five percent (85%) of the fair market value of a share of common stock on the Purchase Date; provided, that, the purchase price per share of common stock will in no event be less than the $0.01 par value per share of the common stock (the “Purchase Price”).
As of May 27, 2022, the fair market value of a share of common stock was $110.67, the closing price on such date; and if that date had been the lesser of an applicable Purchase Date or an Offering Date of an offering period, the purchase price per share of common stock would have been 85% of $110.67 or $94.07.
The ESPP will create a compensation expense for the Company’s accounting purposes because the Purchase Price of the shares of common stock will be 85% of fair market value on a Purchase Date or Offering Date, as applicable.
Payment of Purchase Price; Payroll Deductions
On each Purchase Date, shares of common stock will be purchased with participants’ payroll deductions that have accumulated during the applicable offering period. Participating employees may elect payroll deductions, ranging from 1% to 15%, or such other maximum percentage specified by the Committee for an offering period, of the participating employee’s compensation with respect to an offering period.

Annual Share Purchase Limit
The fair market value of shares of common stock that a participating employee may purchase through the ESPP during any calendar year may not exceed $25,000. This is also the statutory limit under Code Section 423 for the Code Section 423 Component of the ESPP.
Change of Payroll Deduction
A participating employee may only decrease or increase the percentage of their payroll deductions during an offering period at least 15 days before a Purchase Date subject to procedures established and communicated by the Committee in advance of an offering period.
Withdrawal; Termination of Employment
A participating employee may, at least 15 days (or such other time period established by the Committee and communicated prior to the beginning of an offering period) prior to a Purchase Date, voluntarily withdraw from an offering period under the ESPP once the offering period has commenced. A participating employee will automatically be withdrawn from an offering period upon a termination of employment with ADS and all Participating Subsidiaries, or a change in the Participant’s employment status following which the Participant is no longer an eligible employee, that occurs at least 30 days before the Purchase Date, and a terminated employee’s unused payroll deductions will be refunded. If the participating employee’s termination of employment or change in status occurs within 30 days before a Purchase Date, the Participant’s accumulated payroll deductions shall be used to purchase shares of Common Stock on the Purchase Date.
Assignability and Transferability; Restrictions on and Notice of Sale
No purchase rights under the ESPP are assignable or transferable by a participating employee, except by beneficiary designation, will or the laws of inheritance following a participant’s death. An attempt by a participating employee to assign, transfer, pledge or otherwise dispose of his or her purchase rights will be invalid. During a participating employee’s lifetime, a purchase right granted under the ESPP may be exercisable only by the participating employee.
If required by the Committee, participants shall be prohibited from disposing of shares of common stock acquired under the ESPP until the expiration of the later of 2 years from the Offering Date or 1 year from the Purchase Date (the “holding period”); and if such shares of common stock are disposed of by participants within the holding period participants shall promptly give the Company written notice of such disposition.
Amendment, Suspension, and Termination
The Committee may, subject to compliance with Code Section 423 with respect to the Code Section 423 Component of the ESPP at any time amend, suspend or terminate the ESPP. Upon termination of the ESPP, the Compensation Committee may elect to terminate the current offering period or permit any current offering period to expire in accordance with the terms of the ESPP after the Purchase Date for such offering period. If any offering period is terminated prior to its expiration and Purchase Date, unused payroll deductions, if any, of each participating employee will be refunded (without interest) to the participating employee as soon as practicable thereafter.
United States Federal Income Tax Consequences of Code Section 423 Component of ESPP Participation
The following is a general summary under current law of the material federal income tax consequences to participants in the ESPP. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to a participant in light of his or her personal investment circumstances. This summarized tax information is not tax advice.

Section 423 of the Code will provide certain tax benefits to participating employees purchasing shares of common stock under the ESPP. A participating employee will not recognize income for federal income tax purposes upon the grant of a purchase right for any offering period. Also, the participating employee will not recognize income upon the automatic exercise of the purchase right to purchase shares of common stock. The participating employee will recognize income only when he or she sells the shares of common stock. The participating employee’s taxable income upon the sale of the shares of common stock will be based on the excess (if any) of the sale price over the purchase price.
The character of the income (ordinary income, short-term capital gains or long-term capital gains) depends on whether the employee sells the shares of common stock in a qualifying disposition or a disqualifying disposition. The sale will be treated as a qualifying disposition if the employee has satisfied the holding requirement under Code Section 423. If the employee holds the shares until at least the later of (i) two years from the first day of the applicable offering period or (ii) one year from the Purchase Date, then the sale will be treated as a qualifying disposition. Upon sale in a qualifying disposition, the employee’s ordinary income will be limited to the lesser of (i) the discount to the purchase price of the shares on the Purchase Date, or (ii) the net gain (i.e., the fair market value on the date the share of common stock is sold less the purchase price), if any, from selling the shares of common stock. Any remaining income recognized upon the sale of the shares will be treated as long-term capital gain. In general, a qualifying disposition has been a tax preferred sale because the maximum federal income tax rate on long-term capital gains has generally been lower than for ordinary income (or short-term capital gains). If the fair market value of the shares of common stock on the date of the qualifying disposition is less than the purchase price for the shares, there will be no ordinary income, and any loss recognized will generally be a capital loss.
If the employee does not meet the holding requirement described above, then the sale is a disqualifying disposition, and the employee will realize ordinary income in an amount equal to the difference between the fair market value of the shares on the Purchase Date on which the employee acquired the shares and the purchase price paid for the shares of common stock. In addition, if the employee sells the shares at a price in excess of the fair market value of the shares on the Purchase Date, the employee will realize capital gain in an amount equal to the difference between the selling price of the shares and the fair market value of the shares on the Purchase Date. Alternatively, if the employee sells the shares at a price less than the fair market value of the shares of common stock on the Purchase Date, the employee will realize a capital loss in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the selling price of the shares.
ADS (or, as applicable, the Participating Subsidiary that employs the employee) will not be entitled to a deduction based on the 15% purchase price discount on the shares of common stock purchased by a participating employee if he or she satisfies the applicable holding period under Code Section 423. However, if an employee sells the shares of common stock prior to the end of the Code Section 423 holding period, ADS or the Participating Subsidiary, as applicable, will be entitled to a deduction in an amount equal to the ordinary income recognized by the employee (i.e., the excess of the fair market value of the shares of common stock on the Purchase Date over the purchase price).
Registration with the Securities and Exchange Commission
If the ESPP is approved by the Company’s stockholders, the Company will file a registration statement with the Securities and Exchange Commission pursuant to the Securities Act of 1933 covering the shares of common stock authorized for issuance under the ESPP.
New Plan Benefits
The ESPP is a new plan. Participation in the ESPP by eligible employees is voluntary. The number of shares of common stock that may be purchased in any one offering period under the ESPP is dependent on how many employees are eligible, how many actually elect to participate in the ESPP, each participating employee’s election as to the level of payroll deduction, and the purchase price for each applicable offering period. Accordingly, the number of employees who will participate in the ESPP, the number of shares expected to be purchased under the ESPP in any one offering period (in general, or as to any particular individual or group of employees), and the potential duration of the ESPP, are not determinable.

Vote Required
The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the proposal for the approval of the Employee Stock Purchase Plan. Abstentions will have the same effect as a vote “against” this proposal and broker non-votes will have no effect on the outcome of this proposal.
Board Recommendation
The Board recommends a vote “FOR” this Proposal Five to approve the Employee Stock Purchase Plan. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.
STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING
Any stockholder who intends to present a proposal at the 2023 Annual Meeting and who wishes to have the proposal included in the Company’s proxy statement and form of proxy for that meeting must deliver the proposal to the Company at our headquarters at 4640 Trueman Boulevard, Hilliard, Ohio 43026, no later than February 9, 2023, and must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the advance notice provisions in the Company’s Bylaws. These provisions require a stockholder to provide certain information required by the Company’s Bylaws with respect to each proposal, including (a) a description of the business to be brought before the meeting and the text of the proposal, (b) the stockholder’s reasons for conducting the business at the meeting, (c) biographical and share ownership information of the stockholder (and certain affiliates), and (d) descriptions of any material interests of the stockholder (and certain affiliates) in the proposed business and any arrangements between the stockholder (and certain affiliates) and another person or entity with respect to the proposed business.
Any stockholder who intends to present a proposal at the 2023 Annual Meeting other than for inclusion in the Company’s proxy statement and form of proxy must comply with the advance notice provisions in the Company’s Bylaws. In addition, these provisions require that such stockholder deliver the proposal to the Company at our headquarters at 4640 Trueman Boulevard, Hilliard, Ohio 43026, not less than ninety nor more than one hundred twenty calendar days prior to the first anniversary date of the preceding year’s annual meeting. Otherwise, such proposal will be untimely. Based on the current date of the 2022 Annual Meeting, a proposal for the 2023 Annual Meeting must be delivered no earlier than March 23, 2023 or later than April 22, 2023 to be timely. The Company reserves the right to exercise discretionary voting authority on the proposal if a stockholder submits the proposal earlier than March 23, 2023 or later than April 22, 2023.
MISCELLANEOUS
The Company will bear the cost of preparing this proxy statement, with the affiliated proxy materials and other instruments. The Company will also pay the standard charges and expenses of brokerage houses, or other nominees or fiduciaries, for forwarding such instruments to and obtaining proxies from security holders and beneficiaries for whose account they hold registered title to the Company shares. Directors, officers and other employees of the Company, acting on its behalf, may also solicit proxies, for which they will not receive any additional compensation. Proxies may be solicited by mail, by telephone, by email or via the Internet. This Proxy Statement and the accompanying proxy will be made available to stockholders on or about June 9, 2022.
The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the proxies to vote the shares represented thereby on such matters in accordance with their best judgment.

ADVANCED DRAINAGE SYSTEMS, INC.

/s/ Scott A. Cottrill
Secretary
June 9, 2022

Annex A

ADVANCED DRAINAGE SYSTEMS, INC. EMPLOYEE STOCK PURCHASE PLAN

1.Purpose. This Advanced Drainage Systems, Inc. Employee Stock Purchase Plan is intended to provide eligible employees of the Company and its Participating Subsidiaries with an opportunity to acquire a stock ownership interest in the Company through the purchase of shares of Common Stock. The Plan consists of two components, the Code Section 423 Component and the Non-Code Section 423 Component. The Code Section 423 Component of the Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be interpreted in a manner that is consistent with the requirements of Code Section 423. The Non-Code Section 423 Component of the Plan is not intended to qualify under Section 423 of the Code, and Common Stock purchase rights shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Committee and designed to achieve tax, securities laws or other compliance objectives for Eligible Employees of Participating Subsidiaries outside of the United States. Except as otherwise provided in the Plan, the Non-Code Section 423 Component of the Plan will operate and be administered in the same manner as the Code Section 423 Component of the Plan subject to compliance with foreign countries’ laws. Offerings intended to be made under the Non-Code Section 423 Component of the Plan will be designated as such by the Committee at or prior to the time of such Offering.
2.Definitions.
“Board” or “Board of Directors” means the Board of Directors of the Company, as constituted from time to time.
“Code” means the U.S. Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.
“Code Section 423 Component Offering” means those Offerings that are intended to meet the requirements under Section 423(b) of the Code.
“Committee” means the committee appointed by the Board to administer the Plan.
“Common Stock” means the common stock of the Company, par value $0.01 per share.
“Company” means Advanced Drainage Systems, Inc., a Delaware corporation, including any successor thereto.
“Compensation” means (i) with respect to the Code Section 423 Component of the Plan, base salary, wages, shift differentials, bonuses and commissions paid to an Eligible Employee by the Company or a Participating Subsidiary as compensation for services to the Company or Participating Subsidiary, before deduction for any salary deferral contributions made by the Eligible Employee to any tax-qualified or nonqualified deferred compensation plan, including overtime, vacation pay, holiday pay, jury duty pay and funeral leave pay, but excluding education or tuition reimbursements, imputed income arising under any group insurance or benefit program, travel expenses, business and relocation expenses, and income received in connection with stock options or other equity-based awards; and (ii) with respect to the Non-Code Section 423 Component of the Plan, base salary, wages, shift differentials, bonuses and commissions paid to an Eligible Employee by the Participating Subsidiary as compensation for services to the Participating Subsidiary with such inclusions and exclusions as determined by the Committee in order to comply with applicable laws of foreign countries.
“Corporate Transaction” means a merger, consolidation, acquisition of property or stock, separation, reorganization or other corporate event described in Section 424 of the Code.
“Designated Broker” means the financial services firm or other agent designated by the Company to maintain ESPP Share Accounts on behalf of Participants who have purchased shares of Common Stock under the Plan.
“Effective Date” means the date as of which this Plan is approved by the Company’s stockholders.

“Employee” means any person who renders services to the Company or a Participating Subsidiary as an employee pursuant to an employment relationship with such employer. For purposes of the Code Section 423 Component of the Plan, (i) the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Participating Subsidiary that meets the requirements of Treasury Regulation Section 1.421-1(h)(2); and (ii) where the period of leave exceeds three (3) months, or such other period of time specified in Treasury Regulation Section 1.421-1(h)(2), and the individual’s right to re-employment is not guaranteed by statute or contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2).
“Eligible Employee” means an Employee who (i) has been employed by the Company or a Participating Subsidiary for at least one (1) year, and (ii) is customarily employed for at least twenty (20) hours per week.
“Enrollment Form” means an agreement pursuant to which an Eligible Employee may elect to enroll in the Plan, to authorize a new level of payroll deductions, or to stop payroll deductions and withdraw from an Offering Period.
“ESPP Share Account” means an account into which Common Stock purchased with accumulated payroll deductions at the end of an Offering Period are held on behalf of a Participant.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Fair Market Value” means, as of any date, the value of the shares of Common Stock as determined below. If the shares of Common Stock are listed on any established stock exchange or a national market system, including, without limitation, the New York Stock Exchange, the Fair Market Value shall be the closing price of a share (or if no sales were reported, the closing price on the Trading Day immediately preceding such date) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal. In the absence of an established market for the shares of Common Stock, the Fair Market Value shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons.
“Non-Code Section 423 Component Offering” means an Offering to non-United States Eligible Employees that does not satisfy the requirements under Section 423 of the Code.
“Offering” means an offering to purchase Common Stock that is either a Code Section 423 Component Offering or a Non-Code Section 423 Component Offering.
“Offering Date” means the first Trading Day of each Offering Period as designated by the Committee.
“Offering Period” means a period of six (6) months beginning each January 1st and July 1st of each year; provided, that, pursuant to Section 5, the Committee may change the duration of future Offering Periods (subject to a maximum Offering Period of twenty-seven (27) months) and/or the start and end dates of future Offering Periods.
“Option” or “option” means the right to purchase shares of Common Stock pursuant to the Plan during an Offering Period.
“Participant” means an Eligible Employee who is actively participating in the Plan.
“Participating Subsidiaries” means the Subsidiaries that have been designated by the Committee as eligible to participate in the Plan, and such other Subsidiaries that may be designated by the Committee from time to time.
“Plan” means this Advanced Drainage Systems, Inc. Employee Stock Purchase Plan, as set forth herein, and as amended from time to time.
“Purchase Date” means the last Trading Day of each Offering Period.

“Purchase Price” means an amount equal to the lesser of (i) eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Offering Date, or (ii) eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Purchase Date; provided, that, the Purchase Price per share of Common Stock will in no event be less than the $0.01 par value per share of the Common Stock.
“Securities Act” means the Securities Act of 1933, as amended.
“Subsidiary” means any corporation, domestic or foreign, of which not less than fifty percent (50%) of the combined voting power is held by the Company or a Subsidiary, whether or not such corporation exists now or is hereafter organized or acquired by the Company or a Subsidiary. In all cases, the determination of whether an entity is a Subsidiary shall be made in accordance with Section 424(f) of the Code for purposes of the Code Section 423 Component of the Plan.
“Trading Day” means any day on which the national stock exchange upon which the Common Stock is listed is open for trading or, if the Common Stock is not listed on an established stock exchange or national market system, a business day, as determined by the Committee in good faith.
3.    Administration. The Plan shall be administered by the Committee which shall have the authority to construe and interpret the Plan, prescribe, amend and rescind rules and procedures relating to the Plan’s administration and take any other actions necessary or desirable for the administration of the Plan including, without limitation with respect to the Non-Code Section 423 Component of the Plan, adopting sub-plans applicable to particular Participating Subsidiaries or locations outside of the United States. The Committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan. The decisions of the Committee shall be conclusive, final and binding on all persons. All expenses of administering the Plan shall be borne by the Company. Without limitation of the foregoing, the Committee shall have the full and exclusive discretionary authority, subject to the express provisions of the Plan and compliance with Code Section 423 with respect to the Code Section 423 Component of the Plan:
3.1    To determine how and when options to purchase shares of Common Stock will be granted and the provisions of each offering which need not be identical;
3.2    To designate from time to time which Subsidiaries shall be Participating Subsidiaries;
3.3    To determine Eligible Employees;
3.4    To determine whether individual bookkeeping accounts should be maintained for each Participant;
3.5    To retain third parties to assist in the administration of the Plan;
3.6    To decide and adjudicate all disputed claims of any Employee or beneficiary, heir, executor or administrator of a deceased Employee; and
3.7    To determine conversion of foreign currency, obligations to pay payroll taxes, withholding procedures and handling of shares of Common Stock as may be necessary or desirable to accommodate the requirements of foreign laws and Employees who are tax residents of a non-U.S. country or foreign nationals.
4.    Eligibility. Unless otherwise determined by the Committee in a manner that is consistent with Section 423 of the Code with respect to the Code Section 423 Component of the Plan, any individual who is an Eligible Employee as of the first day of the enrollment period designated by the Committee for a particular Offering Period shall be eligible to participate in such Offering Period.
Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted an option under the Plan if (i) immediately after the grant of the option, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary or (ii) such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds twenty-five thousand dollars ($25,000) of the Fair Market Value of such stock (determined at the time the option is granted) for each calendar year in which such option is outstanding at any time.
5.    Offering Periods. The Plan shall be implemented by a series of Offering Periods, each of which shall be six (6) consecutive months in duration, with new Offering Periods commencing on or about January 1 and July 1 of each year (or such other times as determined by the Committee). The Committee shall have the authority to change the duration, frequency, start and end dates of Offering Periods.
6.    Participation.
6.1    Enrollment; Payroll Deductions. An Eligible Employee may elect to participate in the Plan by properly completing an Enrollment Form, which may be electronic, and submitting it to the Company, in accordance with the enrollment procedures established by the Committee. Participation in the Plan is entirely voluntary. By submitting an Enrollment Form, the Eligible Employee authorizes payroll deductions from his or her pay check in an amount equal to at least one percent (1%), but not more than fifteen percent (15%) of his or her Compensation on each pay day occurring during an Offering Period (or such other maximum percentage as the Committee may establish from time to time before an Offering Period begins). Payroll deductions shall commence on the first payroll date following the Offering Date and end on the last payroll date on or before the Purchase Date. The Company shall maintain records of all payroll deductions but shall have no obligation to pay interest on payroll deductions or to hold such amounts in a trust or in any segregated account. Unless expressly permitted by the Committee, a Participant may not make any separate contributions or payments to the Plan.
6.2    Election Changes. Unless otherwise determined and communicated by the Committee prior to the beginning of an Offering Period, during an Offering Period, a Participant may not decrease or increase his or her rate of payroll deductions applicable to such Offering Period. If permitted to make such a change, the Participant must submit a new Enrollment Form authorizing the new rate of payroll deductions at least fifteen (15) days before the Purchase Date. A Participant may decrease or increase his or her rate of payroll deductions for future Offering Periods by submitting a new Enrollment Form authorizing the new rate of payroll deductions at least fifteen (15) days before the start of the next Offering Period.
6.3    Automatic Re-Enrollment. The deduction rate selected by a Participant in the Enrollment Form shall remain in effect for subsequent Offering Periods unless the Participant (i) submits a new Enrollment Form authorizing a new level of payroll deductions in accordance with Section 6.2, (ii) withdraws from the Plan in accordance with Section 10, or (iii) terminates employment or otherwise becomes ineligible to participate in the Plan.
7.    Grant of Option. On each Offering Date, each Participant in the applicable Offering Period shall be granted an option to purchase, on the Purchase Date, a number of shares of Common Stock determined by dividing the Participant’s accumulated payroll deductions by the applicable Purchase Price; provided, however, that in no event shall any Participant purchase more than one hundred twenty-five (125) shares of Common Stock during an Offering Period (subject to adjustment in accordance with Section 18 and the limitations set forth in Sections 4 and 13 of the Plan).
8.    Exercise of Purchase Option/Purchase of Shares. A Participant’s option to purchase shares of Common Stock will be exercised automatically on the Purchase Date of each Offering Period. The Participant’s accumulated payroll deductions will be used to purchase the maximum number of whole shares that can be purchased with the amounts in the Participant’s notional account. No fractional shares may be purchased but notional fractional shares of Common Stock will be allocated to the Participant’s ESPP Share Account to be aggregated with other notional fractional shares of Common Stock on future Purchase Dates, subject to earlier withdrawal by the Participant in accordance with Section 10 or termination of employment in accordance with Section 11.
9.    Transfer of Shares. As soon as reasonably practicable after each Purchase Date, the Company will arrange for the delivery to each Participant of the shares of Common Stock purchased upon exercise of his or her option. The Committee may permit or require that the shares be deposited directly into an ESPP Share Account established in the name of the Participant with a Designated Broker and may require that the shares of Common Stock be retained with such Designated Broker for a specified period of time. Participants will not have any voting, dividend or other rights of a shareholder with respect to the shares of Common Stock subject to any option granted hereunder until such shares have been delivered pursuant to this Section 9.
10.    Withdrawal.
10.1    Withdrawal Procedure. Unless otherwise determined by the Committee and communicated to Eligible Employees prior to the beginning of an Offering Period, a Participant may withdraw from an Offering by submitting to the Company a revised Enrollment Form indicating his or her election to withdraw at least fifteen (15) days before the Purchase Date. The accumulated payroll deductions held on behalf of a Participant in his or her notional account (that have not been used to purchase shares of Common Stock) shall be paid to the Participant promptly following receipt of the Participant’s Enrollment Form indicating his or her election to withdraw and the Participant’s option shall be automatically terminated. If a Participant withdraws from an Offering Period, no payroll deductions will be made during any succeeding Offering Period, unless the Participant re-enrolls in accordance with Section 6.1 of the Plan.
10.2    Effect on Succeeding Offering Periods. A Participant’s election to withdraw from an Offering Period will not have any effect upon his or her eligibility to participate in succeeding Offering Periods that commence following the completion of the Offering Period from which the Participant withdraws.
11.    Termination of Employment; Change in Employment Status. Upon termination of a Participant’s employment for any reason, including death, disability or retirement, or a change in the Participant’s employment status following which the Participant is no longer an Eligible Employee, which in either case occurs at least thirty (30) days before the Purchase Date, the Participant will be deemed to have withdrawn from the Plan and the payroll deductions in the Participant’s notional account (that have not been used to purchase shares of Common Stock) shall be returned to the Participant, or in the case of the Participant’s death, to the person(s) entitled to such amounts under Section 17, and the Participant’s option shall be automatically terminated. If the Participant’s termination of employment or change in status occurs within thirty (30) days before a Purchase Date, the Participant’s accumulated payroll deductions shall be used to purchase shares of Common Stock on the Purchase Date.
12.    Interest. No interest shall accrue on or be payable with respect to the payroll deductions of a Participant in the Plan.
13.    Shares Reserved for Plan.
13.1    Number of Shares. A total of four hundred thousand (400,000) shares of Common Stock have been reserved as authorized for the grant of options under the Plan. The shares of Common Stock may be newly issued shares, treasury shares or shares acquired on the open market.
13.2    Over-subscribed Offerings. The number of shares of Common Stock which a Participant may purchase in an Offering under the Plan may be reduced if the Offering is over-subscribed. No option granted under the Plan shall permit a Participant to purchase shares of Common Stock which, if added together with the total number of shares of Common Stock purchased by all other Participants in such Offering would exceed the total number of shares of Common Stock remaining available under the Plan. If the Committee determines that, on a particular Purchase Date, the number of shares of Common Stock with respect to which options are to be exercised exceeds the number of shares of Common Stock then available under the Plan, the Company shall make a pro rata allocation of the shares of Common Stock remaining available for purchase in as uniform a manner as practicable and as the Committee determines to be equitable.
14.    Transferability. No payroll deductions credited to a Participant, nor any rights with respect to the exercise of an option or any rights to receive Common Stock hereunder may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 17 hereof) by the Participant. Any attempt to assign, transfer, pledge or otherwise dispose of such rights or amounts shall be without effect.
15.    Application of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose to the extent permitted by applicable law, and the Company shall not be required to segregate such payroll deductions or contributions.

16.    Statements. Participants will be provided with statements at least annually which shall set forth the payroll deductions made by the Participant to the Plan, the Purchase Price of any shares of Common Stock purchased with accumulated funds, the number of shares of Common Stock purchased, and any payroll deduction amounts remaining in the Participant’s notional account.
17.    Designation of Beneficiary. A Participant may file, on forms supplied by the Committee, a written designation of beneficiary who is to receive (i) any shares of Common Stock from the Participant’s ESPP Share Account under the Plan in the event of such Participant’s death, and (ii) any cash withheld through payroll deductions and credited to the Participant’s notional account in the event of the Participant’s death prior to the Purchase Date of an Offering Period. In the absence of a beneficiary designation, subject to applicable law any such shares of Common Stock and cash shall be payable to the Participant’s estate.
18.    Adjustments Upon Changes in Capitalization; Dissolution or Liquidation; Corporate Transactions.
18.1    Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the Company’s structure affecting the Common Stock occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee will, in such manner as it deems equitable, adjust the number of shares and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each outstanding option under the Plan, and the numerical limits of Section 7 and Section 13.
18.2    Dissolution or Liquidation. Unless otherwise determined by the Committee, in the event of a proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a new Purchase Date and the Offering Period will end immediately prior to the proposed dissolution or liquidation. The new Purchase Date will be before the date of the Company’s proposed dissolution or liquidation. Before the new Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 10.
18.3    Corporate Transaction. In the event of a Corporate Transaction in which the Company is not the surviving corporation, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a parent or Subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute the option, the Offering Period with respect to which the option relates will be shortened by setting a new Purchase Date on which the Offering Period will end. The new Purchase Date will occur before the date of the Corporate Transaction. Prior to the new Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 10.
19.    General Provisions.
19.1    Equal Rights and Privileges. Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, all Eligible Employees who are granted options under the Code Section 423 Component of the Plan shall have the same rights and privileges. Eligible Employees participating in the Non-Code Section 423 Component of the Plan need not have the same rights and privileges as Eligible Employees participating in the Code Section 423 Component of the Plan.
19.2    No Right to Continued Service. Neither the Plan nor any compensation paid hereunder will confer on any Participant the right to continue as an Employee or in any other capacity.
19.3    Rights as Stockholder. A Participant will become a stockholder with respect to the shares of Common Stock that are purchased pursuant to options granted under the Plan when the shares are transferred to the Participant’s ESPP Share Account. A Participant will have no rights as a stockholder with respect to shares of Common Stock for which an election to participate in an Offering Period has been made until such Participant becomes a stockholder upon the transfer of shares of Common Stock in the Participant’s ESPP Share Account.
19.4    Successors and Assigns. The Plan shall be binding on the Company and its successors and assigns.
19.5    Entire Plan. This Plan constitutes the entire plan with respect to the subject matter hereof.
19.6    Compliance with Law. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations. Common Stock shall not be issued with respect to an option granted under the Plan unless the exercise of such option and the issuance and delivery of the shares of Common Stock pursuant thereto shall comply with all applicable provisions of law, including, without limitation, the Securities Act, the Exchange Act, and the requirements of any stock exchange upon which the shares may then be listed.
19.7    Restrictions on Sale; Notice of Disqualifying Dispositions. If required by the Committee, (i) Participants shall be prohibited from selling any shares of Common Stock acquired under the terms of the Plan until the expiration of (A) the period commencing on each Offering Date and ending two (2) years later, and (B) one (1) year after the Purchase Date; and (ii) to the extent the limitation in (i) is inapplicable, each Participant shall give the Company prompt written notice of any disposition or other transfer of shares of Common Stock acquired pursuant to the exercise of an option acquired under the Plan, if such disposition or transfer is made within two (2) years after the Offering Date or within one (1) year after the Purchase Date.
19.8    Term of Plan. The Plan shall become effective on the Effective Date and, unless terminated earlier pursuant to Section 19.9, shall have a term of ten (10) years ending on the ten (10) year anniversary of the Effective Date.
19.9    Amendment or Termination. The Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time and for any reason. If the Plan is terminated, the Committee may elect to terminate all outstanding Offering Periods either immediately or once shares of Common Stock have been purchased on the next Purchase Date (which may, in the discretion of the Committee, be accelerated) or permit Offering Periods to expire in accordance with their terms (and subject to any adjustment in accordance with Section 18). If any Offering Period is terminated before its scheduled expiration, all amounts that have not been used to purchase shares of Common Stock will be returned to Participants (without interest, except as otherwise required by law) as soon as administratively practicable.
19.10    Applicable Law. The laws of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state’s conflict of law rules.
19.11    Stockholder Approval. The Plan shall be subject to approval by the stockholders of the Company.
19.12    Code Section 423. The Code Section 423 Component of the Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Any provision of the Code Section 423 Component of the Plan that is inconsistent with Section 423 of the Code shall be reformed to comply with Section 423 of the Code.
19.13    Withholding. To the extent required by applicable United States and foreign federal, state, provincial or local law, a Participant must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan.
19.14    Rules Applicable to Non-U.S. Countries. Notwithstanding anything contained herein to the contrary, the terms and conditions of the Non-Code Section 423 Component of the Plan with respect to Participants who are tax residents of a particular non-U.S. country or who are foreign nationals employed in non-U.S. jurisdictions may be subject to an addendum to the Plan in the form of an appendix or sub-plan (which appendix or sub-plan may be designed to govern Offerings under the Non-Code Section 423 Component of the Plan as determined by the Committee). To the extent the terms and conditions set forth in an appendix or sub-plan conflict with any provision of the Plan, the provisions of the appendix or sub-plan shall govern. Without limiting the foregoing, with respect to the Non-Code Section 423 Component of the Plan the Committee is specifically authorized to adopt rules and procedures, with respect to Participants who are tax residents of a particular non-U.S. country or who are foreign nationals employed in non-U.S. jurisdictions, regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions.
19.15    Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.
19.16    Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan

SCAN TO VIEW MATERIALS & VOTE
ADVANCED DRAINAGE SYSTEMS, INC./WMS
4640 TRUEMAN BLVD. HILLIARD, OH 4302
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode abov
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on July 20, 2022 for shares held directly and by 11:59 P.M. Eastern Time on July 15, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/WMS2022
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on July 20, 2022 for shares held directly and by 11:59 P.M. Eastern Time on July 15, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D87787-P74842
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY
ADVANCED DRAINAGE SYSTEMS, INC./WMS
The Board of Directors recommends you vote FOR all of the nominees listed and FOR proposals 2, 3 and 5. The Board of Directors recommends a vote of 1 Year on proposal 4.
1.    Election of DirectorsFor Against Abstain
1a. Anesa T. Chaibi
For Against Abstain
1b.Robert M. Eversole
1c.Alexander R. Fischer
1d.Kelly S. Gast
1 Year 2 Years 3 Years Abstain

SCAN TO
VIEW MATERIALS & VOTE

DETACH AND RETURN THIS PORTION ONLY

ADVANCED DRAINAGE SYSTEMS, INC./WMS

		For	Against	Abstain
1.	Election of Directors			
1a.	Anesa T. Chaibi	☐	☐	☐
1b.	Robert M. Eversole	☐	☐	☐
1c.	Alexander R. Fischer	☐	☐	☐
1d.	Kelly S. Gast	☐	☐	☐
1e.	M.A. (Mark) Haney	☐	☐	☐
1f.	Ross M. Jones	☐	☐	☐
1g.	Manuel Perez de la Mesa	☐	☐	☐
1h.	Anil Seetharam	☐	☐	☐

		For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as the Company's Independent Registered Public Accounting Firm for fiscal year 2023.	☐	☐	☐
3.	Approval, in a non-binding advisory vote, of the compensation for named executive officers.	☐	☐	☐

		1 Year	2 Years	3 Years	Abstain
4.	Recommendation, in a non-binding advisory vote, for the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

		For	Against	Abstain
5.	Approval of the Employee Stock Purchase Plan.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com.
ADVANCED DRAINAGE SYSTEMS, INC./WMS
Annual Meeting of Stockholders
Thursday, July 21, 2022 10:00 A.M. Eastern Time
This proxy is solicited by the Board of Directors
The undersigned hereby appoints D. Scott Barbour and Scott A. Cottrill, and either of them, with respect to any shares of common stock held by the undersigned as proxies to attend the Annual Meeting of Stockholders of the Company to be held virtually on Thursday, July 21, 2022 at 10:00 A.M., Eastern Time, and any adjournment thereof and vote all shares held by or for the benefit of the undersigned as indicated on the reverse side of this card for the election of Directors and on the Board of Directors proposals listed; and, at their discretion, on such other matters as may properly come before the meeting. If you sign and return this card without marking, this proxy card will be treated as being FOR the election of Directors and FOR the recommendations of the Board of Directors on proposals 2, 3 and 5, and 1 Year for proposal 4.
IMPORTANT NOTICE TO PARTICIPANTS IN THE ADVANCED DRAINAGE SYSTEMS, INC. RETIREMENT AND STOCK OWNERSHIP PLAN
This proxy also provides voting instructions for shares of the common stock held by the Trustee of the Advanced Drainage Systems, Inc. Retirement and Stock Ownership Plan and its related trust ("KSOP") and allocated to the accounts of certain KSOP participants, and directs such Trustee to vote all shares of the KSOP common stock held for the benefit of the undersigned as indicated on the reverse side of this card for the election of Directors and on the Board of Directors proposals listed; and, at their discretion, on such other matters as may properly come before the meeting. If no instructions are given or if your voting instructions are not received on or before 11:59 P.M. ET on July 15, 2022, the cut-off date for purposes of providing voting instructions for the KSOP common stock, the Trustee will vote the uninstructed shares of the KSOP common stock in proportion to the instructions received from other KSOP participants, provided that such voting is not contrary to the Employee Retirement Income Security Act of 1974, as amended.
Votes should be received by the Company's proxy tabulator, Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717 by 11:59 P.M. ET on July 20, 2022, for shares of common stock to be voted and 11:59 P.M. ET on July 15, 2022, for the Trustee to vote the KSOP common stock. Broadridge will report separately to the proxies identified above and to the Trustee of the KSOP as to proxies received and voting instructions provided, respectively.
Continued and to be signed on reverse side